UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )
☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §.240.14a-12
The RMR Group Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2026 Annual Meeting
of Shareholders and Proxy Statement
Thursday, March 26, 2026 at 9:30 a.m., Eastern Time
Live Webcast Accessible at
https://www.virtualshareholdermeeting.com/RMR2026

BUSINESS AT A GLANCE

The RMR Group (Nasdaq: RMR) is a leading U.S. alternative asset management company, unique for its focus on both commercial real estate (CRE) and residential properties as well as related businesses. RMR's vertical integration is supported by nearly 900 real estate professionals in more than 30 offices nationwide who manage approximately $39 billion in assets under management and leverage more than 35 years of institutional experience in buying, selling, financing and operating CRE. RMR benefits from a scalable platform, a deep and experienced management team and a diversity of direct real estate strategies across its clients' businesses. RMR is headquartered in Newton, MA and was founded in 1986. For more information, please visit www.rmrgroup.com.

VERTICALLY INTEGRATED PLATFORM SPANS MULTIPLE REAL ESTATE SECTORS ACROSS PERPETUAL CAPITAL AND PRIVATE CAPITAL CLIENTS

$39 Billion in AUM
Industrial 18%
Hotel 16%
Office 16%
Senior Living 14%
Retail 13%
Residential 12%
Medical Office & Life Science 11%

Approximately **1,900** Properties

Nearly **900** Real Estate Professionals

More than **30** Offices Nationwide

32%
$12.3 Billion
Private Capital
68%
$26.7 Billion
Perpetual Capital

2025 BUSINESS HIGHLIGHTS

Asset Management

- Ended the fiscal year with total assets under management (AUM) of approximately $39 billion, including over $12 billion of private capital investments.
- Executed nearly 8 million square feet of leasing on behalf of clients at average rental rates approximately 14% higher than previous rents for the same space.
- Executed on more than $900 million of asset sales on behalf of clients, the net proceeds of which were primarily used to pay down debt.

Capital Markets

- Executed on more than $3.9 billion of new financings on behalf of public and private clients, including $1.2 billion of mortgage refinancing for ILPT, $1.7 billion of secured financings for DHC and its Seaport Innovation joint venture, $580 million of zero-coupon bonds for SVC and $445 million of financings for OPI.
- Backstopped a rights offering to raise $65 million at SEVN to increase scale and fund growth.

Financial Stability

- Ended the year with more than $160 million of total liquidity and no corporate level debt.
- Paid aggregate distributions of $1.80 per share in 2025, supported by strong cash flows and a solid balance sheet.

Private Capital Execution

- Closed two joint venture acquisitions of residential communities in Florida, with RMR serving as general partner, for a combined all-in transaction value of nearly $200 million.
- Acquired a community shopping center near Chicago, IL for $21 million, as part of a new strategy to build a portfolio of value-add retail properties for future fundraising efforts.
- Launched fundraising for RMR Residential's Enhanced Growth Venture with initial seed investments of over $400 million comprised of apartment communities in Colorado, Florida and North Carolina.

People & Awards

- Received recognition for operating managed assets at a high level of energy efficiency with 88 ENERGY STAR certifications, 92 BOMA 360 designations and 90 LEED certified properties.
- Appointed Matt Jordan as Chief Operating Officer, Matt Brown as Chief Financial Officer and Executive Vice President, Yael Duffy as Executive Vice President, and Lindsey Getz as General Counsel and Executive Vice President.
- Appointed Mary Smendzuik as Senior Vice President and Head of Capital Formation and Bryan Maher as Senior Vice President and Head of Investor Relations.

Information on this page is as of September 30, 2025, unless otherwise noted.

LETTER TO OUR SHAREHOLDERS FROM YOUR BOARD OF DIRECTORS

Dear Fellow Shareholders:
Please join us for our 2026 Annual Meeting of Shareholders, which will be held virtually at 9:30 a.m. on Thursday, March 26, 2026. The business to be conducted at the meeting is described in the attached Notice of Meeting and Proxy Statement. We believe furnishing these materials to shareholders electronically expedites your receipt, while lowering costs and reducing environmental impact.
We remain focused on executing our long-term business strategies to enhance growth at our perpetual capital clients and advance our private capital fundraising and investment initiatives. During 2025, we took various actions to strengthen our managed REITs’ balance sheets, executing over $3.9 billion of debt financings and over $900 million of asset sales, the proceeds of which our clients’ primarily used to repay maturing debts. Additionally, we completed nearly eight million square feet of leasing for our managed REITs at rental rates that were approximately 14% higher than prior rents for the same space, laying the foundation for future revenue growth.
Within our private capital business, we advanced strategies on multiple fronts. As general partner in joint venture arrangements, we completed the acquisition of two residential communities totaling nearly $200 million. We launched fundraising initiatives for RMR Residential’s new Enhanced Growth Venture with initial seed investments in apartment communities totaling over $400 million. Additionally, we acquired a community shopping center for $21 million in suburban Chicago as part of our new strategy to build a portfolio of value-add, multi-tenant retail properties for future fundraising opportunities. At the end of the fiscal year, our total assets under management (AUM) were approximately $39 billion, including over $12 billion in private capital AUM, which we have built in less than five years’ time.
We continue to invest in our people, technology and brand. Over the past year, we reinforced our leadership team with the promotions of Matt Jordan to Chief Operating Officer and Matt Brown to Chief Financial Officer. We also made strategic investments in artificial intelligence to help drive operational efficiencies and unlock new capabilities. In addition, we recruited private capital formation and investor relations senior leaders to fortify our position in the various competitive environments where we and our clients operate.
We remain confident in our strategic vision and ability to create lasting value through disciplined oversight, financial strength and private capital growth. We appreciate your continued investment and your confidence in our stewardship of your capital.
January 15, 2026
Matthew P. Jordan
Ann Logan
Rosen Plevneliev
Adam Portnoy
Jonathan Veitch
Walter C. Watkins, Jr.

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS OF THE RMR GROUP INC.
Location: Live Webcast Accessible at https://www.virtualshareholder meeting.com/RMR2026 Date: Thursday, March 26, 2026 Time: 9:30 a.m., Eastern Time
Agenda:
•
Elect the Director nominees identified in the accompanying Proxy Statement to our Board of Directors;

•
Advisory vote to approve executive compensation;

•
Ratify the appointment of Deloitte & Touche LLP as our independent auditors to serve for the 2026 fiscal year; and

•
Transact such other business as may properly come before the meeting and at any postponements or adjournments of the meeting.

Record Date: You can vote if you were a shareholder of record as of the close of business on January 8, 2026 (the “Record Date”).
Attending the Annual Meeting: To provide all of our shareholders an opportunity to participate in our 2026 Annual Meeting, our 2026 Annual Meeting will be a virtual meeting of shareholders, which will be conducted by webcast. No physical meeting will be held. Shareholders will be able to listen, vote and submit questions online during our 2026 Annual Meeting. In order to attend and participate in our 2026 Annual Meeting, shareholders must register in advance at www.proxyvote.com by 11:59 p.m. Eastern Time, on March 25, 2026.

•
Record Owners: If you are a shareholder as of the close of business on the Record Date who holds shares directly, you may participate in our 2026 Annual Meeting by visiting https://www.virtualshareholdermeeting.com/RMR2026 and entering the 16 digit control number located on your Notice Regarding the Availability of Proxy Materials or proxy card.

•
Beneficial Owners: If you are a shareholder as of the close of business on the Record Date who holds shares indirectly through a brokerage firm, bank or other nominee, you may participate in our 2026 Annual Meeting by visiting https://www.virtualshareholdermeeting.com/RMR2026 and entering the 16 digit control number located on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form. Please follow the instructions from your bank, broker or nominee included with these proxy materials, or contact your bank, broker or nominee to request a control number if needed.

Please see the accompanying Proxy Statement for additional information.
By Order of our Board of Directors,
Lindsey Getz
Executive Vice President,
General Counsel and Secretary
January 15, 2026

PROXY STATEMENT
The Board of Directors (our “Board”) of The RMR Group Inc., a Maryland corporation (the “Company,” “we,” “us” or “our”), is furnishing this proxy statement and accompanying proxy card (or voting instruction form) to you in connection with the solicitation of proxies by our Board for our 2026 annual meeting of shareholders. To provide all of our shareholders an opportunity to participate in our annual meeting, our annual meeting will be held virtually via live webcast on Thursday, March 26, 2026, at 9:30 a.m., Eastern Time, subject to any postponements or adjournments (the “2026 Annual Meeting”). We are first making these proxy materials available to shareholders on or about January 15, 2026.
Only owners of record of shares of common stock of the Company as of the close of business on January 8, 2026, (the “Record Date”), are entitled to notice of, and to vote at, the 2026 Annual Meeting and at any postponements or adjournments of the 2026 Annual Meeting. Holders of shares of Class A Common Stock, par value $0.001 per share (“Class A Common Shares”), of the Company are entitled to one vote for each Class A Common Share, holders of shares of Class B-1 Common Stock, par value $0.001 per share (“Class B-1 Common Shares”), of the Company are entitled to ten votes for each Class B-1 Common Share and holders of shares of Class B-2 Common Stock, par value $0.001 per share (“Class B-2 Common Shares,” and, together with Class A Common Shares and Class B-1 Common Shares, “Common Shares”), of the Company are entitled to ten votes for each Class B-2 Common Share. Holders of our Class A Common Shares, Class B-1 Common Shares and Class B-2 Common Shares will vote as a single class on all matters at our 2026 Annual Meeting. Our Class A Common Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”). At the close of business on January 8, 2026, there were 16,058,177 Class A Common Shares, 1,000,000 Class B-1 Common Shares and 15,000,000 Class B-2 Common Shares issued and outstanding.
The mailing address of our principal executive office is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR 2026 ANNUAL MEETING TO BE HELD ON THURSDAY, MARCH 26, 2026.
The Notice of 2026 Annual Meeting, Proxy Statement and Annual Report to Shareholders for the fiscal year ended September 30, 2025 are available at www.proxyvote.com.

PLEASE VOTE
Please vote to participate in our decision making. New York Stock Exchange rules do not allow a broker, bank or other nominee who holds shares on your behalf to vote on nondiscretionary matters without your instructions.
PROPOSALS THAT REQUIRE YOUR VOTE
PROPOSAL		MORE INFORMATION	BOARD RECOMMENDATION	VOTES REQUIRED FOR APPROVAL
1	Election of Directors	Page 11	✓ FOR ALL	Plurality of all votes cast
2	Advisory vote to approve executive compensation	Page 26	✓ FOR	Majority of all votes cast*
3	Ratification of independent auditors	Page 47	✓ FOR	Majority of all votes cast*

*
Nonbinding advisory vote.

With respect to Proposal 1, you may vote “FOR ALL” nominees, “WITHHOLD ALL” nominees or “FOR ALL EXCEPT” those nominees noted by you in the appropriate portion of your proxy card. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals 2 and 3.
You can vote in advance in one of three ways:
via the internet
Visit www.proxyvote.com and enter your 16 digit control number provided in your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form before 11:59 p.m., Eastern Time, on March 25, 2026 to authorize a proxy VIA THE INTERNET.

by phone
Call 1-800-690-6903 if you are a shareholder of record and 1-800-454-8683 if you are a beneficial owner before 11:59 p.m., Eastern Time, on March 25, 2026 to authorize a proxy BY TELEPHONE. You will need the 16 digit control number provided on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form.

by mail	Sign, date and return your proxy card if you are a shareholder of record or voting instruction form if you are a beneficial owner to authorize a proxy BY MAIL.

If the meeting is postponed or adjourned, these times will be extended to 11:59 p.m., Eastern Time, on the day before the reconvened meeting.
PLEASE VISIT: www.proxyvote.com
•
To review and download easy to read versions of our Proxy Statement and Annual Report.

•
To sign up for future electronic delivery to reduce the impact on the environment.

•
To register in advance to attend our 2026 Annual Meeting.

THE RMR GROUP INC.	2026 Proxy Statement 1

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Board Composition

We are currently governed by a six member Board of Directors. Ensuring our Board is comprised of Directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds and effectively represent the long-term interests of shareholders is a top priority of our Board and our Nominating and Governance Committee. Our Board regularly evaluates its composition.
Sustainability

Environmental We are focused on environmental sustainability and seek to mitigate the impact of our assets and the assets we manage.

Human Capital
Our success depends on human capital. We are deeply committed to our employees and other stakeholders and to serving our clients and their tenants, guests, residents and patrons and look for opportunities to have a positive impact on the communities in which we operate.

Governance
We are committed to corporate governance that promotes the long term interests of our shareholders and other stakeholders. Our Governance Guidelines provide a framework for effective governance while our Code of Business Conduct and Ethics ensures we operate with the utmost integrity and in compliance with applicable laws and regulations.

We understand the importance of leading a sustainable business and regularly consider ways to improve our internal culture and the communities in which we operate. Our annual sustainability report can be found at https://www.rmrgroup.com/corporate-sustainability. In this “Sustainability” section, unless the context requires otherwise, references to “we,” “us” and “our” refer to The RMR Group Inc. and The RMR Group LLC (“RMR LLC”). Highlights of our sustainability strategies are as follows:
Environmental. We recognize our responsibility to minimize the impact of our business on the environment. We seek to preserve natural resources and maximize efficiencies in order to reduce the negative impact the properties we own and manage have on the planet. Our environmental sustainability strategies and best practices help to mitigate our managed properties’ environmental footprint, optimize operational efficiency and enhance our competitiveness in the marketplace.
We remain committed to our “Zero Emissions Promise” announced in 2022 to reduce scope 1 and 2 greenhouse gas (GHG) emissions 50% per square foot of managed property by 2029 from a 2019 base year and to scope 1 and 2 carbon neutrality by 2050. Our 50% reduction target has now been validated by the Science Based Targets initiative (SBTi) and is in line with a well-below 2°C (WB2C°) trajectory. Following the acquisition of our residential platform in December 2023, we incorporated scope 1 and 2 GHG emissions per square foot of managed common area at residential properties into our emissions reduction commitment. We anticipate emissions reductions will occur through a combination of strategic capital investments in energy efficiency by applicable clients, stakeholder engagement to promote sustainable behavior, the deployment of onsite solar and other renewable energy technologies, and the purchase of energy from

2 THE RMR GROUP INC.	2026 Proxy Statement

renewable sources. We believe our efforts toward these goals will add value to our and our clients’ properties, benefit tenants by lowering their operating costs, drive sustainable economic returns and address investor demands that our clients have viable strategies to mitigate climate risk. We have made significant progress to date, achieving an overall reduction in emissions and energy of 30.5% and 20.5%, respectively.
We have incorporated specific sustainability objectives into our overall business strategy and portfolio management through the following programs:
•
Climate scenario analyses performed across multiple time horizons and multiple potential future global emissions levels.

•
Engage with tenant stakeholders on common sustainability goals to promote environmental performance alignment.

•
Environmental surveys are conducted prior to acquiring a property.

•
Environmental safety checklists at the property level are reviewed quarterly.

•
Environmental safety training for engineers is conducted annually.

•
Waste programs include diversion, rightsizing, education and expense management.

•
Environmental-friendly cleaning and pest control support indoor environmental quality.

•
Real-time energy monitoring, fault detection & diagnostics, energy and water audits and energy conservation best practices meetings.

•
Assess asset-level compliance with current and future building energy and emissions performance standards across the United States and establish cost-effective pathways to comply.

•
Green and energy-efficient equipment purchasing guideline which mandates the use of high energy efficiency equipment and environmentally friendly materials for new developments and major asset refurbishments.

•
Number of ENERGY STAR® and Leadership in Energy and Environmental Design (“LEED®”) certified buildings continue to increase each year.

•
Energy costs managed through supply contracts in deregulated energy markets.

We received the ENERGY STAR® Partner of the Year Award in 2024 for the sixth time and for a fourth year with a Sustained Excellence designation for our outstanding efforts in Energy Management in executing ENERGY STAR® related activities at buildings we manage on behalf of our clients. In 2022, we earned LEED® Proven Provider™ recognition from the US Green Building Council for demonstrating successful and consistent performance in the LEED Project Administrator role and the Fitwel Viral Response Certification with Distinction for our operational policies that mitigate the spread of infectious respiratory diseases. Our Environmental Policy can be found on our website.
Human Capital. We believe the foundation of our success begins with ensuring our employees have the opportunity to participate in first-in-class benefits programs and competitive salaries. Our strength lies in the collective experience of our employees, which also drives individual and group performance that benefits us and our clients.
•
Employees and Equal Opportunity. As of September 30, 2025, we employed approximately 860 real estate professionals, including 36% in our corporate office and 64% across our more than 30 offices throughout the United States. The average tenure of our employees was 5.7 years. We provide our employees with competitive salaries and benefits and we aim to attract professionals who will uphold our values of social and environmental stewardship.

We are an equal opportunity employer, with all qualified applicants receiving consideration for employment without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability or protected veteran status.
•
Employee Engagement, Education and Training. Our employee engagement initiatives align with our goal of being an employer of choice with a thriving workforce that encourages career enrichment and positions us for growth. Our programs are carefully designed for hiring, developing and retaining

THE RMR GROUP INC.	2026 Proxy Statement 3

the best talent in the real estate industry. We believe our compensation and benefits are best in class and are consistent with companies in the alternative asset management industry. We periodically review the effectiveness and competitiveness of our compensation program. Our recruiting programs, on-boarding and retention programs and our development and on-going training programs currently include the following:
◦
Leading with Impact: Since 2016, we have hosted Leading with Impact workshops for managers throughout the Company to expand their perspectives and increase their confidence as new managers. Within their first year, our managers complete the workshop and learn how to effectively delegate, solve problems and give meaningful performance feedback.

◦
Tuition Reimbursement Program: We offer tuition assistance up to $20,000 annually for work-related education from accredited colleges and universities in order to deepen employees’ skillsets and support personal enrichment.

◦
RMR Internship Programs: We offer hands-on experience across a wide array of disciplines that are critical to the success of our organization. Interns have the opportunity to contribute to and learn from teams operating within our accounting, asset management, real estate development, energy and sustainability, information technology, investor relations and human resources departments.

We also prioritize on-going education and training for all employees across our organization as follows:
◦
Engineering Apprenticeship Program: Given the increasing challenges within the real estate industry of attracting qualified engineers throughout the country, we made it a strategic priority to develop the next generation of qualified building engineers. Our Engineering Apprenticeship Program standardizes the recruitment and development of engineering candidates to prepare them for open positions and to plan for future engineering needs. We recruit from various trade schools and job fairs to identify candidates for the two-year program with a curriculum that includes specific onboarding plans for training in electrical, HVAC, or plumbing trades and covers a range of essential engineering staff development topics.

◦
Industry Associations & Credentials: In order to further their professional development, many of our employees seek out credentials and association memberships, with any membership costs reimbursed by us. Examples of credentials and association memberships include: BOMA membership, Certified Property Manager, Certified Public Accountant, National Association of Industrial and Office Properties, LEED Accredited Professional, Certified Energy Manager and Fitwel Ambassador.

In 2025, we were recognized by GlobeSt. as one of commercial real estate’s Best Places to Work for the second consecutive year and in 2024 by Commercial Property Executive as 11th on its list of Top Commercial Property Management Companies. In 2023, we were recognized by The Boston Globe for the fourth consecutive year as one of The Top Places to Work in Massachusetts in the Large Employers category. In 2021, we received the Corporate Excellence Award from the Institute of Real Estate Management.
Governance.
•
Board and Management Composition. We are an equal opportunity employer that believes workforce excellence starts at the highest levels of our organization and extends to every employee within our organization. Members of our and our clients’ leadership teams are comprised of individuals who exhibit ethics and integrity, have business acumen, sound judgment and a strong record of achievements. Our Board and its committees reflect an overall balance of professional background, knowledge, experience, perspective, skill and expertise.

•
Inclusive Work Culture. We seek to attract and retain top talent through an inclusive work culture with leadership programs and initiatives like Leading with Impact and the RMR internship programs and other internal investments in broad-based training and development.

•
Sustainability Program. Our sustainability program is managed within the functional groups that perform environmental, social and governance activities. These functional groups, including Asset Services, Investor Relations, Energy & Sustainability, Engineering, Information Technologies and

4 THE RMR GROUP INC.	2026 Proxy Statement

Human Resources, report to members of our executive operating committee, which oversees all of our sustainability activities. Our independent board members and those of our clients review our sustainability program performance and provide feedback that helps shape existing and new initiatives. We have a broad range of corporate governance and sustainability policies, guidelines and procedures designed to encourage consideration of sustainability criteria in the broader context of investment and property management and to ensure compliance with applicable laws.
To learn more about our sustainability initiatives, visit www.rmrgroup.com/corporate-sustainability.
Key Responsibilities of Our Board

Oversight of Strategy	Oversight of Risk	Succession Planning

✓
Our Board oversees and monitors strategic planning.

✓
Business strategy is a key focus of our Board and embedded in the work of Board committees.

✓
Company management is charged with executing business strategy and provides regular performance updates to our Board.

✓
Our Board oversees risk management.

✓
Board committees, which meet regularly and report back to our full Board, play significant roles in carrying out the risk oversight function.

✓
Company management is charged with managing risk, through robust internal processes and effective internal controls.

✓
Our Board oversees succession planning and talent development for senior executive positions.

✓
Our Nominating and Governance Committee makes an annual report to our Board on succession planning.

✓
In the event of a succession, our entire Board may work with our Nominating and Governance Committee, or the Independent Directors, as applicable, to nominate and evaluate potential successors.

Our Board’s Role in Oversight of Risk Management

Our Board is elected by our shareholders to oversee our business and long term strategy. As part of fulfilling its responsibilities, our Board oversees the maintenance of appropriate financial and other internal controls and our compliance with applicable laws and regulations. Inherent in these responsibilities is our Board’s understanding and oversight of the various risks we face. Our Board considers that risks should not be viewed in isolation and should be considered in virtually every business decision and as part of our business strategy.
Our Board oversees risk as part of its general oversight of our Company. Oversight of risk is addressed as part of various Board and Board committee activities and through regular and special Board and Board committee meetings. Our day to day business is conducted by our management, which is responsible for incorporating risk management in its activities. Our management and our internal audit provider regularly meet with our Audit Committee and provide us with advice and assistance with our risk management function.
In discharging their oversight responsibilities, our Board and Board committees review regularly a wide range of reports management, internal audit and service providers provide, including:
•
reports on market and industry conditions;

•
operating and regulatory compliance reports;

•
financial reports;

•
reports on risk management and sustainability activities and initiatives;

•
regulatory and legislative updates that may impact us;

THE RMR GROUP INC.	2026 Proxy Statement 5

•
reports on artificial intelligence and the security of our information technology processes and our data; and

•
legal proceeding updates and reports on other business related matters.

Our Board and Board committees discuss these matters among themselves and with our management, legal counsel, our independent auditors and other professionals, as appropriate.
Our Audit Committee takes a leading role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management, including cybersecurity and the use of artificial intelligence, and our compliance with legal and regulatory requirements. Our Board and Audit Committee review periodic reports from our independent auditors regarding potential risks, including risks related to our internal control over financial reporting. In 2025, following an analysis of our internal audit function, our Audit Committee engaged PricewaterhouseCoopers LLP to serve as our internal audit provider. Our Audit Committee reviews an internal audit plan developed by our internal audit provider with the goal of helping us systematically evaluate the effectiveness of our risk management, control and governance processes on an annual basis. Our Audit Committee meets at least quarterly and reports its findings to our Board. Our Audit Committee also meets periodically with our internal audit provider to review the results of our internal audits, and directs or recommends to our Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management.
Our Audit Committee considers risks related to cybersecurity and receives regular reports from our management regarding cybersecurity risks and countermeasures being undertaken or considered by us, including updates on the internal and external cybersecurity landscape and relevant technical developments, such as advances in the use of artificial intelligence.
Our Compensation Committee whose responsibilities are detailed in its charter, among other responsibilities, reviews the goals and objectives of our executive compensation program; reviews and approves annually the compensation paid by us to each of our executive officers; and reviews and considers the incentives and risks associated with our compensation policies and practices. Also, our Compensation Committee and our Board consider that we have a share award program that requires share awards to executive officers to vest over a period of years. We believe that the use of share awards vesting over time rather than stock options mitigates the incentives for our management to undertake undue risks and encourages our management to make longer term and appropriately risk balanced decisions. In addition, beginning in May 2025, our Compensation Committee and our Board also consider that the RMR Residential Promote Program allows our senior level employees, who provide services to the RMR Residential business, to acquire an interest in certain investments of the RMR Residential business and participate in the long-term growth and financial success of the RMR Residential business, conditioned upon such participants making a capital contribution with respect to such investments. We believe that allowing these individuals to directly participate in the success of specific investments and conditioning such interests on a capital contribution and a four year vesting schedule aligns the interests of the RMR Residential business and the participants.
It is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate all risks and their possible effects, and processes and controls employed to address risks may be limited in their effectiveness. Moreover, it is necessary for us to bear certain risks to achieve our objectives. As a result of the foregoing and other factors, our ability to manage risk is subject to substantial limitations.
To learn more about the risks we face, you can review the matters discussed in Part I, Item 1A. “Risk Factors” and “Warning Concerning Forward Looking Statements” in our Annual Report to Shareholders for the fiscal year ended September 30, 2025 (the “Annual Report”). The risks described in the Annual Report are not the only risks we face. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial also may materially adversely affect our business, financial condition or results of operations in future periods.

6 THE RMR GROUP INC.	2026 Proxy Statement

Director Independence

Under the corporate governance listing standards of the Nasdaq, to be considered independent:
•
a director must not have a disqualifying relationship, as defined in the corporate governance section of the Nasdaq rules; and

•
our Board must affirmatively determine that the director otherwise has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate the director independence assessment process, our Board has adopted written Governance Guidelines as described below.

Our Board is comprised of six Directors, including four Independent Directors and two Managing Directors. Under our bylaws (our “Bylaws”), so long as the number of directors is less than five, at least one director must meet the qualifications of a Managing Director and, so long as the number of directors is five or greater, at least two directors must meet the qualifications of a Managing Director. As set forth in our Bylaws, Independent Directors are Directors who are not employees of our Company or any of our subsidiaries, are not involved in our or our subsidiaries’ day to day activities and are persons who qualify as independent under the applicable rules of the Nasdaq and the Securities and Exchange Commission (the “SEC”). As set forth in our Bylaws, Managing Directors are Directors who are not Independent Directors and who have been employees of our Company or any of our subsidiaries or involved in our day to day activities, or the activities of any of our subsidiaries or any of their predecessors for at least one year prior to such Director’s election.
Our Board affirmatively determines whether Directors have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Directors or directors of our subsidiaries. In making independence determinations, our Board observes the Nasdaq and SEC criteria, as well as the criteria set forth in our governing documents. When assessing a Director’s relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director’s standpoint, but also from that of the persons or organizations with which the Director has an affiliation. Based on this review, our Board has determined that Ann Logan, Rosen Plevneliev, Jonathan Veitch and Walter C. Watkins, Jr. currently qualify as independent directors under applicable Nasdaq and SEC criteria and as Independent Directors under our Bylaws. In making these independence determinations, our Board reviewed and discussed additional information provided by us and the Directors with regard to each of the Directors’ relationships with us and our affiliates and those companies to which we or our affiliates provide management or advisory services, as applicable. Our Board has concluded that none of these four Directors possessed or currently possesses any relationship that could impair her or his judgment in connection with her or his duties and responsibilities as a Director of our Company or that could otherwise be a direct or indirect material relationship under applicable Nasdaq and SEC standards.
Executive Sessions of Independent Directors

Pursuant to our Governance Guidelines, our Independent Directors meet in regularly scheduled meetings at which only Independent Directors are present. Our Independent Directors also meet with our officers, other representatives of our management, as appropriate, and with our independent auditors. The presiding Director for purposes of leading Independent Director sessions is the Lead Independent Director, unless the Independent Directors determine otherwise.
Board Leadership Structure

All Directors play an active role in overseeing our business both at our Board and committee levels. As set forth in our Governance Guidelines, the core responsibility of our Directors is to exercise sound, informed and independent business judgment in overseeing our Company and our strategic direction. Our Directors are skilled and experienced leaders and currently serve or have served as members of senior management in public and private for profit and nonprofit organizations, and also have served as government officials and in academia. Our Directors may be called upon to provide solutions to various complex issues and are expected to, and do, ask hard questions of our officers and advisers. Our Board is small, which facilitates informal discussions and communication from our management to our Board and among Directors.

THE RMR GROUP INC.	2026 Proxy Statement 7

Adam Portnoy has served as Chair of our Board since 2022. Our Board believes that Mr. Portnoy’s leadership and extensive familiarity with our day to day business provide valuable insight for our Board. Our Chief Financial Officer and Treasurer regularly attends Board and Board committee meetings. Special meetings of our Board may be called at any time by our President or by a majority of the Directors then in office. Our Managing Directors, in consultation with our management, set the agenda for Board meetings. Other Directors may suggest agenda items as well. Discussions at Board meetings are led by the Chair of the Board, the Managing Director, the Independent Director or a member of management who is most knowledgeable on a subject.
Four of our Directors are independent under the applicable Nasdaq and SEC criteria and our governing documents. All of the members of our Audit Committee, Nominating and Governance Committee and Compensation Committee are independent under the applicable listing requirements and rules of the Nasdaq and other applicable laws, rules and regulations, including those of the SEC. As set forth in our Bylaws, two of our Directors are Managing Directors, persons who have been employees of our Company or our subsidiaries or involved in our day to day activities or in the day to day activities of any of our subsidiaries or any of their predecessors for at least one year prior to such Director’s election.
Lead Independent Director

We have a Lead Independent Director who is selected annually by the vote of a majority of our Independent Directors. Currently, Mr. Plevneliev serves as our Lead Independent Director. Our Lead Independent Director has well-defined, robust responsibilities that include:
•
assisting the board in evaluating its effectiveness;

•
presiding at all meetings of our Board at which the Chair or a Managing Director is not present;

•
presiding at all meetings and executive sessions of the Independent Directors;

•
having the authority to call meetings of the Independent Directors or executive sessions of the Independent Directors;

•
serving as the principal liaison between the Independent Directors and our management;

•
assisting our Compensation Committee in its annual evaluation of the performance of our executive officers;

•
setting agendas for meetings of the Independent Directors;

•
authorizing the retention of advisors and consultants who report directly to the Independent Directors when appropriate; and

•
if requested, and in coordination with the Chair of our Board and our management, being reasonably available for consultation and direct communication with shareholders.

Code of Business Conduct and Ethics and Committee Governance

Our Board is committed to corporate governance that promotes the long term interests of our shareholders. Our Board has established Governance Guidelines that provide a framework for effective governance. Our Board regularly reviews developments in corporate governance and updates our Governance Guidelines and other governance materials as it deems necessary and appropriate.
We have also adopted a Code of Business Conduct and Ethics (the “Code”) to, among other things, provide guidance to our Directors, officers and employees to ensure compliance with applicable laws and regulations.
Our Board has an Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Audit Committee, Compensation Committee and Nominating and Governance Committee each have adopted a written charter, and each Board committee reviews its written charter on an annual basis to consider whether any changes are required.

8 THE RMR GROUP INC.	2026 Proxy Statement

Our Audit Committee, Compensation Committee and Nominating and Governance Committee are comprised entirely of Independent Directors under applicable Nasdaq rules who also meet the independence criteria applicable to audit committees and compensation committees under the Sarbanes-Oxley Act of 2002 and the SEC’s implementing rules under that law.
We are a “controlled company” under the rules of the Nasdaq because Adam Portnoy holds more than 50% of our voting power. Although that would allow our Compensation Committee and Nominating and Governance Committee to include Independent Directors and Managing Directors, both committees are comprised solely of Independent Directors.
Our corporate governance materials are available for review in the governance section of our website, including our Governance Guidelines, the charter for each Board committee, the Code and information about how to report concerns or complaints about accounting, internal accounting controls or auditing matters and any violations or possible violations of the Code and how to communicate with our Directors, individually or as a group. To access these documents on our website visit www.rmrgroup.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Code that apply to the principal executive officer, principal financial officer or controller, or persons performing similar functions, by posting such information on our website.
Insider Trading Policies and Procedures

We have adopted Insider Trading Policies and Procedures (our “Insider Trading Policy”) governing the purchase, sale, and other dispositions of our securities by our Directors, officers and employees, and the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards. In general, our Insider Trading Policy prohibits us and our Directors, officers and employees and related persons and entities from trading in our securities and securities of any public company to which RMR LLC or its affiliates provide management services (our “Public Clients”) while aware of material, nonpublic information about us or such company. Our Insider Trading Policy also prohibits our Directors and Executive Officers and other designated employees from transacting in our securities and securities of our Public Clients during certain designated blackout periods. In addition, our Directors and certain senior officers are required to obtain approval in advance of transactions in our securities. The foregoing summary of our Insider Trading Policy does not purport to be complete and is qualified by reference to our Insider Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Prohibition on Hedging

Our Insider Trading Policy expressly prohibits members of our Board and our officers from engaging in hedging transactions involving our securities and those of any public company to which RMR LLC or its affiliates provide management services.
Nominations for Directors

Our Nominating and Governance Committee is responsible for identifying and evaluating nominees for Director and for recommending to our Board nominees for election at each annual meeting of shareholders. Our Nominating and Governance Committee may consider candidates suggested by our Directors, officers or shareholders or by others. Shareholders who would like to recommend a nominee for the position of Director should submit their recommendations in writing by mail to the Chair of our Nominating and Governance Committee, c/o Secretary, The RMR Group Inc., at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or by email to secretary@rmrgroup.com. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, as well as the addresses and telephone numbers for contacting the shareholder and the candidate for more information. Our Nominating and Governance Committee may request additional information about the shareholder recommended nominee or about the shareholder recommending the nominee. Recommendations by shareholders will be considered by our Nominating and Governance Committee in its discretion using the same criteria as other candidates it considers.

THE RMR GROUP INC.	2026 Proxy Statement 9

Communications with Our Board

Our Board has established a process to facilitate communication by shareholders and other interested parties with Directors. Communications should be addressed to Directors in care of the Secretary, The RMR Group Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or by email to secretary@rmrgroup.com.
Shareholder Nominations and Other Proposals

Deadline to Submit Nominations and Proposals for the 2027 Annual Meeting of Shareholders for Purposes of Rule 14a-4(c)(1): To be timely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholder nominations and proposals intended to be made at the 2027 annual meeting of shareholders must be received by us not later than December 1, 2026; provided, that, if the date of the 2027 annual meeting of shareholders is more than 30 days earlier or later than March 26, 2027, then a shareholder’s notice must be so received at a reasonable time before we send our proxy materials for the 2027 annual meeting of shareholders to our shareholders.
Deadline to Submit Proposals for the 2027 Annual Meeting of Shareholders for Purposes of Rule 14a-8: Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received at our principal executive office on or before September 17, 2026 in order to be eligible to be included in the proxy statement for the 2027 annual meeting of shareholders; provided, that, if the date of the 2027 annual meeting of shareholders is more than 30 days before or after March 26, 2027, such a proposal must be submitted within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials in certain circumstances or if conditions specified in the rule are not met.
Deadline to Submit Nominations for the 2027 Annual Meeting of Shareholders for Purposes of Rule 14a-19: To be timely for purposes of Rule 14a-19 of the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than our Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 no later than January 25, 2027.

10 THE RMR GROUP INC.	2026 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS
Upon the recommendation of our Nominating and Governance Committee, our Board has nominated Matthew P. Jordan and Adam Portnoy for election as Managing Directors and Ann Logan, Rosen Plevneliev, Jonathan Veitch and Walter C. Watkins, Jr. for election as Independent Directors. Each Director nominee currently serves on our Board. If elected, each nominee would serve until our 2027 annual meeting of shareholders and until her or his successor is duly elected and qualifies, subject to the individual’s earlier death, resignation, retirement, disqualification or removal.
We expect that each nominee for election as a Director will be able to serve if elected. However, if a nominee should become unable or unwilling to serve, proxies may be voted for the election of a substitute nominee designated by our Board.
Director Criteria, Qualifications, Experience and Tenure
Our Board performs an assessment of the skills and the experience needed to properly oversee the interests of our Company. Generally, our Board reviews both the short- and long-term strategies of our Company to determine what current and future skills and experience are required of our Board in exercising its oversight function and in the context of our strategic priorities. Our Nominating and Governance Committee and our Board consider the qualifications, characteristics and skills of Directors and Director candidates individually and in the broader context of our Board’s overall composition when evaluating potential nominees for election as Director.
Our Board believes that its members should:

•
exhibit high standards of integrity and ethics;

•
have business acumen, practical wisdom, ability to exercise sound judgment in a congenial manner and be able to make independent analytical inquiries;

•
have a strong record of achievements;

•
have knowledge of the asset management industry, commercial real estate (“CRE”) and residential real estate industries and real estate investment trusts (“REITs”);

•
have diverse perspectives, backgrounds and experiences, including professional background, skills and community membership; and

•
be committed to serve on our Board over a period of years in order to develop knowledge about our operations and have sufficient time and availability to devote to Board and committee matters.

In addition, our Board has determined that our Board, as a whole, should strive to have the right mix of characteristics and skills necessary to effectively perform its oversight responsibilities. Our Board believes that Directors with one or more of the following professional skills or experiences can assist in meeting this goal:

•
work experience with a proven record of success in his, her or their field;

•
risk oversight/management expertise;

•
accounting and finance, including a high level of financial literacy and understanding of the impact of financial market trends on the real estate industry;

•
operating business and/or transactional experience;

•
management/leadership experience;

•
knowledge of our historical business activities;

•
familiarity with client sectors;

•
familiarity with the public capital markets;

•
experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•
service on other public company boards and committees;

•
qualifying as a Managing Director in accordance with the requirements of our governing documents; and

•
qualifying as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our governing documents.

THE RMR GROUP INC.	2026 Proxy Statement 11

A plurality of all the votes cast is required to elect a Director at our 2026 Annual Meeting.
The names, principal occupations and certain other information about the nominees for Director, as well as a summary of the key experiences, qualifications, attributes and skills that led our Nominating and Governance Committee and our Board to conclude that such persons are currently qualified to serve as Directors, are set forth on the following pages.
Our Board of Directors recommends a vote of “FOR ALL” for the election of all Director nominees.

12 THE RMR GROUP INC.	2026 Proxy Statement

Director Nominees to be Elected at Our 2026 Annual Meeting

Matthew P. Jordan, 50, Managing Director
DIRECTOR SINCE JANUARY 2026 BOARD COMMITTEES None
PROFESSIONAL EXPERIENCE:
•
Executive Vice President and Chief Operating Officer of the Company since 2018 and October 2025, respectively.
•
Chief Financial Officer and Treasurer of the Company from 2015 until October 2025.

•
Executive Vice President and Chief Operating Officer of RMR LLC since 2017 and October 2025, respectively.
•
Chief Financial Officer and Treasurer of RMR LLC from 2012 until October 2025.

•
Former Chief Accounting Officer for RMR LLC.

•
Director, president and chief executive officer of Tremont Realty Capital LLC since January 2021.
•
Executive vice president, chief financial officer and treasurer of Tremont Realty Capital LLC from October 2017 to December 2020.
•
Executive vice president, chief financial officer and treasurer of RMR Advisors LLC from October 2017 to January 2021 when it merged with Tremont Realty Capital LLC.
•
Certified public accountant.

OTHER RMR PUBLIC CLIENT BOARDS(1):
•
Industrial Logistics Properties Trust (from 2022 through 2025)

•
Seven Hills Realty Trust (since 2021)

•
Tremont Mortgage Trust (from 2020 until it merged with Seven Hills Realty Trust in September 2021)
OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Jordan brings to our Board leadership experience in his positions with the Company and demonstrated management ability. Mr. Jordan has extensive experience in, and knowledge of, the CRE and residential real estate industries and REITs, and is responsible for the Company’s capital formation and strategic growth and overseeing the Company’s shared service functions and operating platforms. Mr. Jordan possesses institutional knowledge earned through prior leadership positions with the Company. Mr. Jordan has professional skills and expertise in accounting and finance and experience as a chief executive officer, chief financial officer and chief accounting officer. Mr. Jordan qualifies as a Managing Director in accordance with the requirements of our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Literacy	Public Company Board
REIT/Real Estate	Investment Expertise	Public Company Executive

(1)
RMR LLC or its subsidiaries currently provide management services to the following five public companies that do not have any employees of their own: Diversified Healthcare Trust (Nasdaq: DHC), Industrial Logistics Properties Trust (Nasdaq: ILPT), Office Properties Income Trust (OTS Markets: OPITS), Service Properties Trust (Nasdaq: SVC) and Seven Hills Realty Trust (Nasdaq: SEVN). For these companies with no employees, RMR LLC or its subsidiaries provide all business operations and functions pursuant to the terms of the applicable management agreements with those companies.

THE RMR GROUP INC.	2026 Proxy Statement 13

Ann Logan, 71, Independent Director
DIRECTOR SINCE 2015 BOARD COMMITTEES Audit (Chair) Compensation Nominating and Governance
PROFESSIONAL EXPERIENCE:
•
Various executive roles at Fannie Mae, a U.S. Government sponsored enterprise with various classes of publicly owned securities, including as executive vice president of the single family mortgage business from 1998 to 2000 and as executive vice president and chief credit officer from 1993 to 1998.
•
Former board member of The Washington School for Girls and Georgetown Preparatory School and chair of the board of trustees of Bryn Mawr College.
•
Director of PHH Corporation, a New York Stock Exchange listed company providing real estate mortgage and automotive fleet services from 2005 to 2010, where she was chair of the risk management committee and served on the audit and compensation committees.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
None

OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Ms. Logan brings to our Board valuable perspective on the broader real estate industry and significant experience in the real estate mortgage and credit industries. Ms. Logan possesses professional skills, training and expertise in finance and risk management matters, as well as demonstrated management ability gained in part from service on boards and board committees and experience as a senior executive of a public company. Ms. Logan qualifies as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Expertise	REIT/Real Estate
Investment Expertise	Public Company Executive

14 THE RMR GROUP INC.	2026 Proxy Statement

Rosen Plevneliev, 61, Independent Director
DIRECTOR SINCE 2017 LEAD INDEPENDENT DIRECTOR SINCE 2022 BOARD COMMITTEES Audit Compensation Nominating and Governance
PROFESSIONAL EXPERIENCE:
•
President of Bulgaria from January 22, 2012 to January 22, 2017.

•
Bulgaria’s Minister of Regional Development and Public Works from 2009 to 2011, overseeing the country’s infrastructure, communications and development projects.
•
Former partner and chief executive officer of IRIS International Ltd, a construction management firm that he founded in 1990, and managed several prominent projects in Germany and Bulgaria, including the Reichstag, Munich Airport and the Sofia Business Park, the first business park in Bulgaria and the largest office park in southeastern Europe.
•
Former member of the board of directors of the American Chamber of Commerce in Bulgaria, the board of the Confederation of Employers and Industrialists in Bulgaria and the board of the “For Our Children” Foundation.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
None
OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Plevneliev brings to our Board executive experience and demonstrated leadership ability as a former head of state. Additionally, Mr. Plevneliev leverages his experience heading large scale real estate construction and development projects in both the public and private sectors, as well as his experience as a senior executive of a construction management company in fulfilling his duties on our Board. Mr. Plevneliev qualifies as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Literacy	Diplomacy and Leadership
Real Estate Management	Construction

THE RMR GROUP INC.	2026 Proxy Statement 15

Adam Portnoy, 55, Managing Director
DIRECTOR SINCE 2015 CHAIR OF OUR BOARD SINCE 2022 BOARD COMMITTEES None
PROFESSIONAL EXPERIENCE:
•
President and Chief Executive Officer of the Company, since shortly after our formation in 2015.
•
President and Chief Executive Officer of RMR LLC since 2005, and Director from 2006 to June 5, 2015 when RMR LLC became a majority owned subsidiary of our Company and we became RMR LLC’s managing member.
•
Sole director of AlerisLife Inc. since its acquisition by ABP Trust in March 2023.

•
Chair of the boards of Diversified Healthcare Trust, Industrial Logistics Properties Trust, Office Properties Income Trust, Seven Hills Realty Trust and Service Properties Trust.
•
Director of RMR Advisors LLC from 2007 to January 2021 when it merged with Tremont Realty Capital LLC.
•
Director of Tremont Realty Capital LLC since March 2016.

•
Sole trustee, controlling shareholder and an officer of ABP Trust, our controlling shareholder.
•
Director and controlling shareholder of Sonesta International Hotels Corporation and its parent.
•
Honorary Consul General of the Republic of Bulgaria to Massachusetts.

•
Co-Chair of Massachusetts Opportunity Alliance, Inc. Board.

•
Member of Massachusetts High Technology Council, Inc. Board.

•
Chair of the board of directors of the Pioneer Institute.

•
Executive committee member of the board of directors of the Greater Boston Chamber of Commerce.
•
Member of AJC New England’s Leadership Board.

•
Previously served on the board of governors for the National Association of Real Estate Investment Trusts and the board of trustees of Occidental College.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
Diversified Healthcare Trust (since 2007)

•
Service Properties Trust (since 2007)

•
Office Properties Income Trust (since 2009)

•
Seven Hills Realty Trust, including its predecessor companies (since 2009)

•
Industrial Logistics Properties Trust (since 2017)

•
TravelCenters of America Inc. (from 2018 until it was acquired by BP Products North America Inc. in May 2023) and chair of its board (from 2019 to May 2023)
•
AlerisLife Inc. (from 2018 until it was acquired by ABP Trust in March 2023) and chair of its board (from 2019 to March 2023)
•
Tremont Mortgage Trust (from 2017 until it merged with Seven Hills Realty Trust in September 2021)
OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Portnoy brings to our Board extensive experience in, and knowledge of, the asset management, CRE and residential real estate industries and REITs, gained in part through his key leadership position with us, his public company director service and his demonstrated management ability. Mr. Portnoy also possesses experience in investment banking and private equity, as well as institutional knowledge earned through prior service on the boards of trustees and directors of our clients and deep knowledge of our clients’ businesses. Mr. Portnoy qualifies as a Managing Director in accordance with the requirements of our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Literacy	Public Company Board
REIT/Real Estate	Investment Expertise	Government/Public Policy	Public Company Executive

16 THE RMR GROUP INC.	2026 Proxy Statement

Jonathan Veitch, 66, Independent Director
DIRECTOR SINCE 2020 BOARD COMMITTEES Audit Compensation Nominating and Governance (Chair)
PROFESSIONAL EXPERIENCE:
•
Former president of Occidental College, a nationally-recognized private liberal arts college, from 2009 to June 2020 and a member of its board of trustees since 2009.
•
Various leadership and management positions with The New School from 1996 to 2009.

•
Recipient of numerous grants and awards in academia and author of numerous publications and articles.
•
As a distinguished chair in the History Department and President Emeritus of Occidental College, he is currently working on a book on the value and purposes of liberal arts education.
OTHER RMR PUBLIC CLIENT BOARDS(1):
•
None

OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Veitch brings to our Board extensive professional skills and experience in governance matters. Additionally, Mr. Veitch provides our Board with significant management experience and demonstrated leadership ability. Mr. Veitch holds a doctorate in American History from Harvard University. Mr. Veitch qualifies as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our Bylaws.

Public Company Board	Financial Literacy	Private College Executive	Human Capital Management
Risk Oversight/Management

THE RMR GROUP INC.	2026 Proxy Statement 17

Walter C. Watkins, Jr., 79, Independent Director
DIRECTOR SINCE 2015 BOARD COMMITTEES Audit Compensation (Chair) Nominating and Governance
PROFESSIONAL EXPERIENCE:
•
Principal of WCW Enterprises, LLC, which he founded in 2000 to provide business consulting services and manage certain private investments.
•
Various executive capacities at Bank One Corporation (the successor to First Chicago NBD, NBD Bancorp and National Bank of Detroit) from 1968 to 2000, including serving as executive vice president and president of Bank One, Michigan.
•
Chief development officer for the City of Detroit from 2002 to 2006 and the interim chief executive officer of Detroit Regional Convention Facility Authority from 2009 to 2010.
•
Past board affiliations include Health Alliance Plan, Detroit Economic Growth Corporation, Detroit Medical Center, Detroit Regional Chamber of Commerce, United Way of Southeast Michigan and Fisk University.

OTHER RMR PUBLIC CLIENT BOARDS(1):
•
None
OTHER NON-RMR MANAGED PUBLIC COMPANY BOARDS:
•
None

QUALIFICATIONS
Mr. Watkins brings to our Board demonstrated business leadership as a successful entrepreneur. Additionally, Mr. Watkins possesses a financial background, gained in part through experience as a senior executive officer of a large banking business. Mr. Watkins has also worked on community boards and committees. Mr. Watkins qualifies as an Independent Director in accordance with the requirements of the Nasdaq, the SEC and our Bylaws.

Risk Oversight/Management	Human Capital Management	Financial Literacy	Investment Expertise
Economic Development	Legal/Regulatory	Commercial Banking

18 THE RMR GROUP INC.	2026 Proxy Statement

Executive Officers

Our executive officers serve at the discretion of our Board. There are no family relationships among any of our Directors or executive officers.

Adam Portnoy Age: 55	President and Chief Executive Officer of our Company since 2015 President and Chief Executive Officer of RMR LLC since 2005

Mr. Portnoy’s background and qualifications are described above.

Matthew P. Jordan Age: 50
Executive Vice President of our Company since 2018
Chief Operating Officer of our Company since October 2025
Executive Vice President of RMR LLC since 2017
Chief Operating Officer of RMR LLC since October 2025

Mr. Jordan’s background and qualifications are described above.

Christopher J. Bilotto Age: 48	Executive Vice President of our Company since January 2026 Executive Vice President of RMR LLC since 2023

Mr. Bilotto joined RMR LLC in 2011 and became a vice president of RMR LLC in 2016 and a senior vice president of RMR LLC in 2020. He is responsible for acquisitions, asset management for all hotel and senior living properties, as well as development and redevelopment across the United States. Mr. Bilotto’s prior responsibilities at RMR LLC included serving as Senior Area Director of RMR LLC’s West Region. Mr. Bilotto has been a managing trustee and president and chief executive officer of Diversified Healthcare Trust since 2024 and a managing trustee and president and chief executive officer of Service Properties Trust since March 2025. Mr. Bilotto previously served as the chief executive officer of Office Properties Income Trust (“OPI”) from October 2023 to December 2023, president from 2021 to 2023, chief operating officer from 2020 to 2023 and a vice president from May 2019 to December 2020. OPI and certain of its subsidiaries commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas on October 30, 2025. Prior to joining RMR LLC, Mr. Bilotto worked at General Growth Properties in various management roles for shopping malls and mixed-use assets in New Mexico, Arizona and California. Mr. Bilotto is a member of the National Association of Office and Industrial Properties.

THE RMR GROUP INC.	2026 Proxy Statement 19

Matthew C. Brown Age: 43
Executive Vice President of our Company since October 2025
Chief Financial Officer and Treasurer of our Company since October 2025
Executive Vice President of RMR LLC since October 2025
Chief Financial Officer and Treasurer of RMR LLC since October 2025

Mr. Brown oversees all accounting, finance, tax and internal audit matters affecting us and our public clients; our human capital; our asset services function, which includes asset management and leasing, property management and engineering; our technology; and our mortgage lending business. Mr. Brown became a Senior Vice President of RMR LLC in 2019 and has served in various finance and accounting leadership roles with RMR LLC and its subsidiaries since 2007. Mr. Brown has served as chief financial officer and treasurer of Seven Hills Realty Trust since March 2025, as chief financial officer and treasurer of Diversified Healthcare Trust since 2023 and as chief financial officer, treasurer and a vice president of Tremont Realty Capital LLC since April 1, 2025 and director of Tremont Realty Capital LLC since January 1, 2026. Mr. Brown served as chief financial officer and treasurer of Office Properties Income Trust from 2019 until September 2023. Mr. Brown is a certified public accountant.

Yael Duffy Age: 46	Executive Vice President of our Company since January 2026 Executive Vice President of RMR LLC since October 2025

Ms. Duffy is responsible for overseeing the Company’s asset management, leasing and property management functions with respect to its managed office, industrial and retail. Ms. Duffy became a Senior Vice President of RMR LLC in 2021 and has served in various capacities with RMR LLC since 2006. Ms. Duffy has served as president of OPI since 2024 and a managing trustee and its chief executive officer since January 2026, and served as its chief operating officer from 2024 through December 2025. Ms. Duffy has also served as president of Industrial Logistics Properties Trust since 2022 and a managing trustee and its chief executive officer since January 2026, and served as its chief operating officer from 2020 through December 2025. OPI and certain of its subsidiaries commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas on October 30, 2025.

Lindsey Getz Age: 42	Executive Vice President, General Counsel and Secretary of our Company since January 2026 General Counsel and Secretary of RMR LLC since January 2026 Executive Vice President of RMR LLC since 2025

Ms. Getz joined RMR LLC in 2025 and is responsible for legal matters affecting RMR LLC and its clients. Ms. Getz has served as executive vice president, general counsel and secretary of Tremont Realty Capital LLC and secretary of Diversified Healthcare Trust, Industrial Logistics Properties Trust, Service Properties Trust, Office Properties Income Trust and Seven Hills Realty Trust since January 2026. Prior to joining RMR LLC in 2025, Ms. Getz was a partner at the law firm of Sullivan & Worcester LLP from January 2017 through June 2025, and before then she was an associate from September 2008 through December 2016. Ms. Getz has been a trustee for the Immigrant Learning Center since 2025. Ms. Getz holds a juris doctorate from Northeastern University School of Law.

20 THE RMR GROUP INC.	2026 Proxy Statement

Jeffrey C. Leer Age: 46	Executive Vice President of RMR LLC since 2024

Mr. Leer joined RMR LLC in 2013 and became a senior vice president of RMR LLC in 2019 and is responsible for operations, accounting and finance matters affecting healthcare operations. Mr. Leer has served as the president and chief executive officer of AlerisLife Inc. since 2022 and previously served as its executive vice president, chief financial officer and treasurer from 2019 to 2022. Mr. Leer served as the chief financial officer and treasurer of Office Properties Income Trust from January 2019 to May 2019 and the chief financial officer and treasurer of Select Income REIT from October 2018 until December 2018 when it merged with a wholly owned subsidiary of Office Properties Income Trust. Prior to joining RMR LLC in 2013, Mr. Leer held accounting and finance positions at several Fortune 500 companies, including having served as a reporting and compliance manager of Boston Scientific Corporation from June 2012 to February 2013, and practiced for several years in public accounting. Mr. Leer is a certified public accountant.

John G. Murray Age: 65	Executive Vice President of RMR LLC since 2001

Mr. Murray has served in various capacities with RMR LLC and its affiliates since 1993, including as an executive vice president of RMR LLC since 2001 and as a senior vice president of RMR LLC from 1993 to 2001. Mr. Murray has been the President and Chief Executive Officer of Sonesta International Hotels Corporation since April 2022 and serves on its board of directors. Pursuant to the letter agreement among Mr. Murray, RMR LLC and Sonesta International Hotels Corporation (“Sonesta”), dated as of January 12, 2026 (the “Murray Retirement Agreement”), Mr. Murray will continue to serve in his current roles as an officer of RMR LLC and as an officer and director of Sonesta until March 31, 2026, at which time he will resign from such offices and from any other officer or related positions within RMR LLC, Sonesta, any RMR LLC managed company or any of their affiliates. Mr. Murray will continue to serve as an employee of Sonesta until September 30, 2026. Mr. Murray served as a managing trustee, from 2018 until March 2025, and as the president and chief executive officer, from 2018 until March 2022, of Service Properties Trust, and before then he was its president and chief operating officer from 1996 until June 2018, and its chief financial officer and treasurer from 1995 to 1996. Mr. Murray also served as the president and chief executive officer, from 2018 through March 2022, and as managing trustee, from 2018 until June 2022, of Industrial Logistics Properties Trust. Mr. Murray serves on the Urban Land Institute Hotel Development Council. Prior to joining RMR LLC, Mr. Murray was employed at Fidelity Brokerage Services Inc. and at Ernst & Young LLP.

THE RMR GROUP INC.	2026 Proxy Statement 21

BOARD COMMITTEES
Audit Committee

Members Ann Logan (Chair) Rosen Plevneliev Jonathan Veitch Walter C. Watkins, Jr. 8 meetings in the fiscal year ended September 30, 2025
Our Audit Committee is comprised solely of Independent Directors. Its primary role is to help our Board fulfill its oversight responsibilities related to the integrity of our financial statements and financial reporting process, the qualifications, independence and performance of our independent registered public accounting firm, the performance of our internal audit function, risk management, including cybersecurity and the use of artificial intelligence, and our compliance with legal and regulatory requirements. Our Audit Committee is responsible for the appointment, compensation, retention and oversight, and the evaluation of the qualifications, performance and independence, of our independent auditors and the resolution of disagreements between our management and our independent auditors. Our independent auditors report directly to our Audit Committee. Our Audit Committee reviews the overall audit scope and plans of the audit with our independent auditors. Our Audit Committee also reviews, with our management and our independent auditors, our quarterly reports on Form 10-Q, annual reports on Form 10-K and earnings releases.
Our Board has determined that each member of our Audit Committee is financially literate and that Ms. Logan is our Audit Committee’s “financial expert.”

Compensation Committee

Members Walter C. Watkins, Jr. (Chair) Ann Logan Rosen Plevneliev Jonathan Veitch 5 meetings in the fiscal year ended September 30, 2025	Our Compensation Committee is comprised solely of Independent Directors. Our Compensation Committee’s primary responsibilities pertain to overseeing our compensation and employee benefit programs as they apply to executive compensation and annually reviewing and approving the compensation paid by us to each of our executive officers. Our Compensation Committee also approves (subject to applicable shareholder approval), evaluates and administers all our equity compensation plans and determines awards granted pursuant to The RMR Group Inc.’s Second Amended and Restated 2016 Omnibus Equity Plan (the “Plan”).
Nominating and Governance Committee

Members Jonathan Veitch (Chair) Ann Logan Rosen Plevneliev Walter C. Watkins, Jr. 2 meetings in the fiscal year ended September 30, 2025	Our Nominating and Governance Committee is comprised solely of Independent Directors. Its primary role is to identify individuals qualified to become Board members, consistent with criteria approved by our Board, and to recommend candidates to our entire Board for nomination or selection as Board members for each annual meeting of shareholders or when vacancies occur; to develop and recommend to our Board governance principles for our Company; and to oversee the evaluation of our Board and, to the extent not overseen by our Compensation Committee or a committee composed entirely of Directors meeting the independence requirements of the rules of the Nasdaq, Company management. Under its charter, our Nominating and Governance Committee is also responsible for considering and reporting on our succession planning to our Board.

22 THE RMR GROUP INC.	2026 Proxy Statement

BOARD MEETINGS
In the fiscal year 2025, our Board held five meetings. In the fiscal year 2025, each Director then in office attended 75% or more of the aggregate of all meetings of our Board and the committees on which he or she served or that were held during the period in which the Director served as a Director or committee member. All of our Directors then in office attended last year’s annual meeting of shareholders. Our policy with respect to Board members’ attendance at meetings of our Board and annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website, www.rmrgroup.com.
DIRECTOR COMPENSATION
Compensation of Directors

Our Board believes that competitive compensation arrangements are necessary to attract and retain qualified Independent Directors. Under the currently effective Director compensation arrangements, each Independent Director received an annual fee of $97,500 for services as a Director. The annual fee for any new Independent Director is prorated for the initial year of service. Each Independent Director and Managing Director also received an award of Class A Common Shares for serving as a Director with a value equal to $100,000 based on the closing price of our Class A Common Shares on the date of the grant, rounded down to the nearest whole share, which resulted in an award of 5,988 Class A Common Shares to each Director in fiscal year 2025.
Each Independent Director who served as a committee chair of our Audit, Compensation or Nominating and Governance Committees received an additional annual fee for such service of $20,000, $15,000 and $15,000, respectively, and our Lead Independent Director also received an additional annual fee of $17,500 for serving in this role. Directors were reimbursed for travel expenses they incurred in connection with their responsibilities as Directors and for out of pocket costs they incurred in connection with their attending certain continuing education programs, if any.
Fiscal Year 2025 Director Compensation

The following table details the total compensation of our Directors for the fiscal year ended September 30, 2025 for services as a Director.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Jennifer B. Clark(3)	—	100,000	—	100,000
Matthew P. Jordan(3)(4)	—	—	—	—
Ann Logan	117,500	100,000	—	217,500
Rosen Plevneliev	115,000	100,000	—	215,000
Adam D. Portnoy(3)	—	100,000	—	100,000
Jonathan Veitch	112,500	100,000	—	212,500
Walter C. Watkins, Jr.	112,500	100,000	—	212,500

(1)
The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each Independent Director in fiscal year 2025, consisting of an $97,500 annual cash fee and, for each of Ms. Logan and Messrs. Veitch and Watkins, an additional $20,000, $15,000 and $15,000, respectively, for service as a committee chair, and for Mr. Plevneliev, an additional $17,500 for service as Lead Independent Director.

(2)
Equals 5,988 Class A Common Shares multiplied by the closing price of such shares on the award date, March 27, 2025. Amounts shown are also the compensation cost for the award recognized by us for financial reporting purposes pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”) (which equals the closing price of the shares on the award date, multiplied by the number of shares subject to the award). No assumptions were used in this calculation. All awards are fully vested on the award date.

(3)
Managing Directors do not receive cash compensation for their services as Directors. The compensation of Messrs. Portnoy and Jordan and Ms. Clark for their services as our executive officers is not included here and is described below under “Executive Compensation.”

(4)
Mr. Jordan was elected as a Managing Director, effective January 1, 2026, and did not serve as a Managing Director in fiscal 2025.

THE RMR GROUP INC.	2026 Proxy Statement 23

OWNERSHIP OF OUR EQUITY SECURITIES
Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of then outstanding Common Shares by each person we know to be the beneficial owner of more than 5% of the respective classes of Common Shares, each Director and Director nominee, each of our named executive officers, and our Directors and executive officers as a group, all as of January 8, 2026. Unless otherwise noted, to our knowledge, voting power and investment power in Class A Common Shares are exercisable solely by the named person, all percentages of ownership for Class A Common Shares are based on 16,058,177 Class A Common Shares outstanding as of January 8, 2026, and the principal business address of the named beneficial owner is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
Name of Beneficial Owner	Class A Common Shares*		Class B-1 Common Shares		Class B-2 Common Shares		Combined Voting Power
	Number	%	Number	%	Number	%	%
ABP Trust	1,090,564(1)	6.8%	1,000,000	100.0%	15,000,000	100.0%	90.9%
Directors, Director Nominees and Executive Officers:
Adam Portnoy	1,245,361(1)(2)	7.8%	1,000,000(2)	100.0%	15,000,000(2)	100.0%	91.0%
Jennifer B. Clark(3)	77,493	**%	—	—	—	—	**%
Matthew P. Jordan	60,489	**%	—	—	—	—	**%
John G. Murray	39,672	**%	—	—	—	—	**%
Ann Logan	33,785	**%	—	—	—	—	**%
Walter C. Watkins, Jr.	31,207	**%	—	—	—	—	**%
Rosen Plevneliev	25,250	**%	—	—	—	—	**%
Jonathan Veitch	22,207	**%	—	—	—	—	**%
Jeffrey C. Leer	19,303	**%	—	—	—	—	**%
Christopher J. Bilotto	19,032	**%	—	—	—	—	**%
All executive officers and directors as a group (12 persons)	1,530,688(1)	9.5%	1,000,000	100.0%	15,000,000	100.0%	91.2%

*
Amounts exclude fractional shares.

**
Indicates less than 1.0%.

(1)
Beneficial ownership of Class A Common Shares by ABP Trust and Adam Portnoy in the table above reflects the 1,000,000 Class A Common Shares issuable upon conversion of the Class B-1 Common Shares owned by ABP Trust and beneficially owned by Adam Portnoy. These numbers exclude 15,000,000 Class A Common Shares issuable upon redemption of the class A membership units of RMR LLC (which are paired with 15,000,000 Class B-2 Common Shares) owned by a subsidiary of ABP Trust and beneficially owned by ABP Trust and Adam Portnoy. At our option, we may elect to pay cash in lieu of Class A Common Shares for some or all of such redeemed class A membership units. For purposes of calculating the percentages of ownership of ABP Trust and Adam Portnoy, the 1,000,000 Class A Common Shares issuable upon conversion of the Class B-1 Common Shares are deemed outstanding.

(2)
This number represents (or in the case of Class A Common Shares, includes) shares owned by ABP Trust. Voting and investment power with respect to the shares owned by ABP Trust may be deemed to be shared by Adam Portnoy as the president and chief executive officer, a beneficial owner and the sole trustee of ABP Trust.

(3)
Ms. Clark resigned as a Managing Director and our Executive Vice President, General Counsel and Secretary, in each case, effective December 31, 2025, in connection with her retirement from the Company.

24 THE RMR GROUP INC.	2026 Proxy Statement

Principal Shareholders

Set forth in the table below is information about the number of Class A Common Shares held by persons not listed above that are known to be the beneficial owners of more than 5.0% of the outstanding Class A Common Shares based on statements filed with the SEC under Sections 13(d) and 13(g) of the Exchange Act.
Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares*	Additional Information
The Vanguard Group, Inc. (“Vanguard”) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,609,701	10.02%	Based on a Schedule 13G/A filed with the SEC on July 29, 2025 by Vanguard reporting that, as of June 30, 2025 Vanguard beneficially owned 1,609,701 Class A Common Shares and had shared voting power over 6,459 Class A Common Shares, sole dispositive power over 1,596,936 Class A Common Shares and shared dispositive power over 12,765 Class A Common Shares.
BlackRock, Inc. (“BlackRock”) 50 Hudson Yards New York, New York 10001	1,159,076	7.22%	Based on a Schedule 13G/A filed with the SEC on April 24, 2025 by BlackRock reporting that, as of March 31, 2025, BlackRock beneficially owned 1,159,076 Class A Common Shares and had sole voting power over 1,136,602 Class A Common Shares and sole dispositive power over 1,159,076 Class A Common Shares.
Nantahala Capital Management, LLC (“Nantahala”) 130 Main St., 2nd Floor New Canaan, Connecticut 06840	1,147,902	7.15%	Based on a Schedule 13G/A filed with the SEC on August 14, 2025 by Nantahala reporting that, as of June 30, 2025, Nantahala beneficially owned, had shared voting power over and shared dispositive power over 1,147,902 Class A Common Shares.

*
The percentage indicated is based on 16,058,177 Class A Common Shares outstanding as of January 8, 2026.

THE RMR GROUP INC.	2026 Proxy Statement 25

PROPOSAL 2: ADVISORY VOTE TO APPROVE
EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are seeking a nonbinding advisory vote from our shareholders to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section beginning on page 27 and the “Executive Compensation” section beginning on page 37.
Our Board recommends that shareholders vote “FOR” the following resolution:
RESOLVED: That the shareholders of the Company approve, on a nonbinding, advisory basis, the compensation paid by the Company to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” in this Proxy Statement.
Because your vote is advisory, it will not be binding upon our Board or Compensation Committee. However, our Board values shareholders’ opinions and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Approval of the advisory vote to approve executive compensation requires the affirmative vote of a majority of all the votes cast, in person or by proxy, at our 2026 Annual Meeting.
Our Board of Directors recommends a vote “FOR” the advisory vote to approve executive compensation.

26 THE RMR GROUP INC.	2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the fiscal year 2025 compensation of our named executive officers. For fiscal 2025, our named executive officers were:
•
Adam Portnoy, Chair of our Board, Managing Director, President and Chief Executive Officer

•
Jennifer B. Clark, former Managing Director, Executive Vice President, General Counsel and Secretary

•
Matthew P. Jordan, Managing Director, Executive Vice President, Chief Operating Officer and former Chief Financial Officer and Treasurer

•
John G. Murray, Executive Vice President*

•
Christopher J. Bilotto, Executive Vice President

•
Jeffrey Leer, Executive Vice President

Compensation Overview

We strive to maintain an executive compensation program which reflects best practices. We compensate our executive officers with a combination of base salary, cash bonus and equity compensation awards, and we also recommend to certain of our clients that they award equity to our executive officers as well. Our executive compensation program is intended to recognize each executive officer’s scope of responsibilities, reward demonstrated performance and leadership and motivate continued employment and high levels of service. Two of our executive officers are also chief executive officers of, and dedicate most of their time to, two of our clients that pay cash compensation to their officers: John G. Murray, is the chief executive officer of Sonesta International Hotels Corporation (“Sonesta”) and Jeffrey Leer is the chief executive officer of AlerisLife, Inc. (“AlerisLife”). Each of Mr. Murray and Mr. Leer dedicated most of his time to Sonesta and AlerisLife, respectively, during fiscal 2025. Accordingly, each of the Sonesta board of directors and the AlerisLife board of directors determined Mr. Murray’s and Mr. Leer’s cash compensation, respectively, during 2025, and the cash compensation we paid to Messrs. Murray and Leer is based on a percentage allocation of their business time and efforts to Sonesta and AlerisLife, as applicable, and to us. Because we determined that at least 90% of Messrs. Murray’s and Leer’s business time during fiscal 2025 was devoted to services to Sonesta and AlerisLife, respectively, 90% of each of their total cash compensation (that is, the combined base salary and cash bonus paid by us and Sonesta or AlerisLife, as applicable) was paid by Sonesta or AlerisLife, as applicable, and the remainder was paid by us. We believe the compensation we paid to Messrs. Murray and Leer in fiscal year 2025 reasonably reflected their division of business time and efforts. Periodically Messrs. Murray and Leer may divide their business time and efforts differently than they do currently and their compensation from us may not immediately reflect this division. Our Compensation Committee considers the percentage allocation of Messrs. Murray’s and Leer’s business time and efforts at least annually.
The competition for executive talent is strong both nationally and in the areas where we and our clients are headquartered. Our ability to attract, retain and appropriately reward our executive officers is essential to maintaining our business results. Our Compensation Committee’s goals are to have comprehensive compensation programs that incentivize and reward executives toward achievement of our operational, financial and strategic goals. This includes maintaining a “pay-for-performance” culture, in which substantial portions of total compensation are “at risk” and based upon attainment of our business objectives and our executives’ performance and skills. Our compensation program is also designed to align executives’ interests with those of our shareholders, our clients and their shareholders and to incentivize our executives based upon our performance and the performance of our clients. Awards of equity-based compensation encourage executives to focus on long-term growth and are tied to the interests of our shareholders.

*
Pursuant to the letter agreement among RMR LLC, Sonesta and John G. Murray, dated as of January 12, 2026, (the “Murray Retirement Agreement”), Mr. Murray will resign from his roles as an officer of RMR LLC and as an officer and director of Sonesta, effective March 31, 2026, and will continue as a non-executive employee of Sonesta until his retirement, effective September 30, 2026.

THE RMR GROUP INC.	2026 Proxy Statement 27

As part of our efforts to attract, retain and appropriately reward our executive officers, in May 2025 we adopted The RMR Group Inc. Residential Promote Program (the “RMR Residential Promote Program”) to enable our senior level employees, who provide services to the RMR Residential business, to acquire an interest in a share of the income and distributions related to certain investments by the RMR Residential business and to participate in the long-term growth and financial success of the RMR Residential business. Participants in the RMR Residential Promote Program are obligated to make a capital contribution with respect to the applicable RMR Residential investment in which they receive promote interests and such interests are subject to a four year, time-based vesting schedule. The allocation of interests pursuant to the RMR Residential Promote Program is a small component of our overall compensation program and is intended to create direct alignment of interests among the RMR Residential business and our executives involved in this business.
Summary of Fiscal 2025 Named Executive Officer Compensation
In fiscal 2025, we paid each of our named executive officers cash compensation for services provided by the officers to us and our clients. The cash compensation consisted of base salary and discretionary cash bonus.
We did not provide guaranteed cash bonuses to our named executive officers during fiscal 2025 and did not set specific performance targets on which bonuses would be payable to them. Instead, the annual cash bonuses we paid to our named executive officers (other than our Managing Director, President and Chief Executive Officer) in fiscal 2025 were based on a performance evaluation conducted by our Managing Director, President and Chief Executive Officer regarding each other executive officer’s performance, other than Ms. Clark whose cash bonus compensation was agreed upon in her retirement agreement with RMR LLC, dated as of February 5, 2025 (the “Clark Retirement Agreement”). These evaluations were presented to our Compensation Committee, and our Compensation Committee also evaluated our Managing Director, President and Chief Executive Officer’s performance. The impact of market and industry conditions, including uncertainty regarding inflation and interest rates and the challenging environment for commercial and residential real estate, on our and our clients’ businesses and the ratio of cash and equity compensation were considered (among other things) in determining our executives’ base salary and cash bonuses.
Consistent with our approach in fiscal 2024, the Compensation Committee determined a set dollar value for each share award rather than setting the number of shares. As part of the considerations described above, we awarded in fiscal 2025 a number of Class A Common Shares equal to $600,000 based on the closing share price on the grant date, rounded down to the nearest whole number to Mr. Portnoy, a number of Class A Common Shares equal to $300,000 (also rounded down to the nearest whole number) to each of Mr. Jordan and Ms. Clark and a number of Class A Common Shares equal to $150,000 (also rounded down to the nearest whole number) to each of Messrs. Murray, Bilotto and Leer. Accordingly, Mr. Portnoy received 35,587 shares with a grant date fair value of $599,997, Mr. Jordan and Ms. Clark each received 17,793 shares with a grant date fair value of $299,990, and Messrs. Murray, Bilotto and Leer each received 8,896 shares with a grant date fair value of $149,987. One fifth of the shares awarded vest on the award date and an additional one fifth vest on each of the next four anniversaries of the award date, subject to the named executive officer continuing to render significant services to us or to one of our clients and to accelerated vesting under certain circumstances.
Our named executive officers, also received equity awards from our public clients, other than OPI, and Mr. Murray, Sonesta’s director, president and chief executive officer, and Mr. Leer, AlerisLife’s president and chief executive officer, also received cash compensation from Sonesta and AlerisLife, respectively. These equity awards and cash compensation are determined by the compensation committees of the applicable client other than Sonesta and AlerisLife, which are comprised solely of independent board members. Mr. Murray’s and Mr. Leer’s cash compensation from Sonesta and AlerisLife, respectively, is determined by the Sonesta board of directors and the AlerisLife board of directors, as applicable.
As described more fully under “Overview of Fiscal 2025 Compensation Actions,” during fiscal 2025, pursuant to the RMR Residential Promote Program, Messrs. Portnoy and Jordan received an allocation of up to 6.5% of the aggregate interests available to participants in the RMR Residential Promote Program for the applicable RMR Residential investment, and Mr. Bilotto received an allocation of up to 2% of the aggregate interests available to participants in the RMR Residential Promote Program for the applicable RMR Residential

28 THE RMR GROUP INC.	2026 Proxy Statement

investment. If a participant is no longer employed by or affiliated with RMR LLC or its subsidiaries or affiliates, then the non-vested portion of such participant’s interests under the RMR Residential Promote Program will be forfeited and the vested portion will be converted to a non-voting economic interest under the RMR Residential Promote Program. During fiscal 2025, no distributions were made to our executive officers under the RMR Residential Promote Program.
Named Executive Officer Compensation Philosophy and Process
The key principle of our compensation philosophy for our named executive officers is to pay for performance.
Our named executive officer compensation planning process incorporates key areas of evaluation, including:
•
external market data;

•
internal benchmarking; and

•
quantitative and qualitative assessments of our company, group and individual performance.

Named Executive Officer Compensation Practices. Our pay for performance compensation philosophy is reflected in our compensation practices, which for our fiscal 2025 included the following:
•
no guaranteed salary increases or guaranteed cash bonuses other than retirement bonuses;

•
no specific performance targets on which bonuses would be paid;

•
no additional performance awards for growing assets under management or for exceeding return benchmarks;

•
no distributions paid on Promote Interests until corresponding investments are cash flow positive;

•
no excessive perquisites;

•
no tax gross-ups;

•
annual assessment of named executive officer compensation against peer companies and best practices;

•
holistic performance evaluations; and

•
annual salary cap.

Components of the Named Executive Officers’ Compensation. Our executive compensation program includes an annual base salary, a cash bonus, an equity award and, in some cases, allocation of interests in the RMR Residential Promote Program. In addition to the Class A Common Shares we award to our named executive officers, our named executive officers also receive equity awards from our clients, and Mr. Murray and Mr. Leer received cash compensation from Sonesta and AlerisLife, respectively. The cash bonuses paid to our named executive officers are discretionary in amount, are based on a performance evaluation and are determined by our Compensation Committee, other than with respect to Mr. Murray and Mr. Leer whose bonus amounts are determined by Sonesta’s and AlerisLife’s boards of directors, as applicable. We also paid Ms. Clark a bonus in accordance with the Clark Retirement Agreement. The evaluation involves an analysis of both (i) our overall performance and the overall performance of our clients, and (ii) the performance of the individual officer and his, her or their contributions, and services provided, to us and our clients. We believe this evaluation process allows us to link pay with performance in the closest way possible and provides us with the flexibility necessary to take all relevant factors into account in determining the bonus amounts, including the named executive officer’s ability to react to changing circumstances that impact our business and the businesses of our clients, including this year, the impact of market and industry conditions, including uncertainty regarding inflation and interest rates and the challenging environment for commercial and residential real estate, on our and our clients’ businesses.
We also annually award Class A Common Shares to our named executive officers. One fifth of the shares awarded vest on the award date and an additional one fifth vest on each of the next four anniversaries of the award date, subject to the named executive officer continuing to render significant services to us or to one of our clients and to accelerated vesting under certain circumstances.

THE RMR GROUP INC.	2026 Proxy Statement 29

In addition, certain named executive officers were allocated Promote Interests in certain investments through the RMR Residential Promote Program, which vest upon a termination of employment other than for cause or resignation based on length of service following the grant date.
The table below describes the objectives supported by each of our compensation elements, along with an overview of the key design features of each element.
Compensation Element	What It Does	Key Measures
Base Salary	• Provides a level of fixed pay appropriate to an executive’s role and responsibilities • Evaluated on an annual basis	• Experience, duties and scope of responsibility • Internal and external market factors
Discretionary Cash Bonus
•
Provides a competitive annual cash incentive opportunity

•
Links executives’ interests with shareholders’ interests

•
Incentivizes and rewards superior group, individual and Company performance

• Based on holistic performance evaluation
Equity Compensation	• Links executives interests with long term interests of shareholders • Incentives and rewards superior group, individual and Company performance	• Based on holistic performance evaluation
Promote Program	• Aligns executives’ interests with RMR Residential business through required personal investment and time vesting • Distributions are made generally only after investments are profitable
Named Executive Officer Pay Mix. Our compensation program is designed so that the majority of compensation is performance based to promote alignment of our named executive officers’ interests with those of our shareholders, our clients and their shareholders.
The base salary payments of our named executive officers (which represent the fixed portion of their compensation packages) are reviewed annually and may be adjusted as we deem appropriate. We historically adjust salary payments on October 1, the first day of our fiscal year. During fiscal 2025, each of our named executive officers received a base salary of $375,000. We paid $37,500 of each of Messrs. Murray’s and Leer’s base salaries during our fiscal 2025, which represented 10% of each of their base salaries during fiscal 2025, and Sonesta and AlerisLife, as applicable, paid the remaining amount of each of their salaries for fiscal 2025.
Our Compensation Committee considers a number of factors in determining bonus compensation for our named executive officers (other than for Mr. Murray and Mr. Leer whose bonus amounts were determined by Sonesta’s board of directors or AlerisLife’s board of directors, as applicable, and for Ms. Clark whose bonus amount was paid in accordance with the Clark Retirement Agreement, which was approved by our Compensation Committee), including our and our clients’ overall financial performance. For fiscal 2025, our Compensation Committee considered changes in our revenues and assets under management as well as certain significant transactions by us and our clients in which our named executive officers played a significant role. For example, our Compensation Committee considered among other things (i) the growth of the RMR Residential business and other private capital initiatives, (ii) our $100,000 senior secured revolving

30 THE RMR GROUP INC.	2026 Proxy Statement

credit facility, (iii) the restructuring of debt at DHC, ILPT and SVC, (iv) the sale of properties by several clients, (v) management of OPI’s ongoing financial and performance challenges and its consideration of a restructuring process, (vi) the agreement to sell AlerisLife’s properties and management agreements and (vii) other significant acquisitions, dispositions and refinancing activities by us and our clients (collectively, the “2025 Transactions”).
In addition, our Compensation Committee considered our executive officers’ success leading us and our clients through the ongoing market and industry conditions and other macroeconomic conditions, including the impact of uncertainty regarding inflation and interest rates, restructuring of the debt of certain of our public clients and the challenging environment for commercial and residential real estate, on our and our clients’ businesses.
We also awarded Class A Common Shares to each of our named executive officers for fiscal 2025, and Messrs. Portnoy, Jordan and Bilotto each made a capital contribution to and received an allocation of Promote Interests in certain RMR Residential investments pursuant to the RMR Residential Promote Program, each as described above.
Because the year-end bonus is discretionary and based on a number of factors, there is no pre-set pay mix that applies to the compensation of our named executive officers generally.
Say-on-Pay Vote. At our 2025 annual meeting of shareholders, the percentage of shares voting that approved our advisory “Say-on-Pay” vote was approximately 99%. Our Compensation Committee believes that this support level demonstrates a strong alignment among our shareholders, our performance, and our executive compensation program. Accordingly, our Compensation Committee did not make any changes to the Company’s executive compensation program in response to the 2025 “Say-on-Pay” vote.
Overview of Fiscal 2025 Compensation Actions

Our Compensation Committee evaluated and administered our executive compensation program. This evaluation typically includes an assessment of our and our clients’ performance, the effectiveness of existing programs in achieving the goals of the program, developments in our business situation and goals, executive compensation best practices, tax and accounting considerations, investor feedback and such other factors as our Compensation Committee determines appropriate to consider from time to time. As part of this evaluation, our Compensation Committee received input from our President and Chief Executive Officer (with respect to executives other than himself).
These evaluations also typically include an assessment of the risk associated with the program and each element thereof and also take into account developments in the overall market for executive talent. Our Compensation Committee does not engage in any formal compensation benchmarking, but does take note of compensation practices and trends from an identified peer group of companies in making its decisions. For fiscal 2025, the peer group of companies which informed Compensation Committee decisions consisted of the following companies: Brookfield Corporation, Bridge Investment Group Holdings Inc., Cohen & Steers Inc., Kennedy-Wilson Holdings Inc. and RITHM Capital Corp. This group of peer companies includes alternative asset managers and investment managers specializing in real estate, and we believe that these peer companies are comparable to us based on such companies’ business activity, market capitalization, funds from operations, total assets and alignment with peer groups selected by proxy advisory firms.
Our Compensation Committee also does not have rules or policies with respect to allocation of compensation to short or long term vehicles or as between cash or non-cash elements of compensation; such determinations are made by our Compensation Committee on a discretionary basis under the facts and circumstances applicable from time to time.
On May 2, 2025, the Board, accepting the recommendation of the Compensation Committee, adopted the RMR Residential Promote Program. The purpose of the RMR Residential Promote Program is to enable RMR LLC and its subsidiaries to attract, retain and incentivize senior level employees of RMR LLC and its subsidiaries and to enable such individuals to acquire an interest in a share of the income and distributions related to certain investments by RMR Residential and to otherwise participate in the long-term growth and financial success of RMR Residential. Fifty percent of the pool of distributions from each selected

THE RMR GROUP INC.	2026 Proxy Statement 31

investment are allocated to a subsidiary of RMR LLC, and fifty percent of the pool is available for participants in the RMR Residential Promote Program. Each participant in the RMR Residential Promote Program is allocated Promote Interests expressed as a percentage of the aggregate interests available to participants for the applicable RMR Residential investment and becomes a member of RMR Employee Carry Holdco LLC, a limited liability company managed by RMR LLC (“RMR Employee Carry”), which will hold indirect interests in certain investments made by RMR Residential.
Each participant in the RMR Residential Promote Program executes an individual participation agreement that sets forth the terms and conditions of their participation in the RMR Residential Promote Program, including such participant’s obligation to make a capital contribution to RMR Employee Carry in respect of the applicable RMR Residential investment, the percentage of the distributions from RMR Employee Carry that a participant will be entitled to receive and the vesting schedule applicable to the Promote Interests.
The RMR Residential Promote Program is administered by RMR LLC which will have authority to determine the participants and the respective amounts of such participants’ interests under the RMR Residential Promote Program, other than with respect to any of our named executive officers whose respective allocations under the RMR Residential Promote Program are determined by the Compensation Committee.
In September 2025, our Compensation Committee Chair met with Adam Portnoy and the compensation committee chairs of our public clients, which consisted of: Diversified Healthcare Trust (“DHC”), Industrial Logistics Properties Trust (“ILPT”), Office Properties Income Trust (“OPI”), Service Properties Trust (“SVC”) and Seven Hills Realty Trust (“SEVN”). The purposes of this meeting were, among other things, to discuss compensation philosophy and factors that may affect compensation decisions, to discuss the base salaries of our executive officers for fiscal 2026, to consider the allocation of internal audit and related services costs among us and our clients, to provide a comparative understanding of potential share awards by us and our clients and to hear and consider our recommendations and those from our clients concerning potential share awards and the vesting of those shares, which were in part based on the results of our review of current market practices with respect to executive compensation, and specifically of our and our clients’ peer groups, and shareholder feedback received during shareholder outreach with respect to the percentage of executive officer compensation received in share awards. The share awards made by our clients are considered to be appropriate comparisons because of the similarities between certain services we require from our share awardees and the services provided by awardees providing similar services to our clients. Subsequent to this meeting, the members of our Compensation Committee held a meeting at which our Compensation Committee Chair provided a report of the information discussed with Mr. Portnoy and others, and made recommendations for share awards to our named executive officers. Our Compensation Committee then discussed these recommendations and other factors, including the following factors for the fiscal 2025 share awards: (i) the value of the proposed share awards; (ii) the historical awards previously awarded to these named executive officers and the corresponding values at the time of the awards; (iii) our management’s recommendations as presented by Mr. Portnoy; (iv) the value of share awards to executive officers providing comparable services at our public clients; (v) the scope of, and any changes to, the responsibilities assigned to, or assumed by, these named executive officers during the past year and on a going forward basis; (vi) the length of historical services by these named executive officers; (vii) our Compensation Committee’s assessment of the quality of the services provided by these named executive officers in carrying out those responsibilities; and (viii) our financial and operating performance in the past year and our perceived future prospects. Our Compensation Committee considered these multiple factors in determining whether to increase or decrease the amounts of the prior year’s awards. There was no formulaic approach in the use of these various factors in determining the number of shares to award to each named executive officer. The share amounts we awarded were determined by our Compensation Committee on a discretionary basis, using the various factors. The named executive officers did not participate in these meetings and were not involved in determining or recommending the amount or form of compensation they received from us, other than Mr. Portnoy who participated in the meetings and made recommendations with respect to the other named executive officers. The share amounts awarded by our clients (other than OPI which did not make share awards during fiscal 2025 to our named executive officers other than to Mr. Portnoy and Ms. Clark in their capacity as trustees of OPI) were determined by their respective compensation committees.
Analysis of Fiscal 2025 Cash Compensation

As discussed above, our compensation program is designed so that the majority of compensation is performance based to promote alignment of our named executive officers’ interests with those of our

32 THE RMR GROUP INC.	2026 Proxy Statement

shareholders. Our Compensation Committee determines the cash compensation of our executive officers who do not also receive cash compensation from our clients. Mr. Murray’s and Mr. Leer’s cash compensation is determined by the Sonesta board of directors and the AlerisLife board of directors, respectively, and we paid cash compensation to each of them based on a percentage of that amount. We also paid Ms. Clark cash compensation in accordance with the Clark Retirement Agreement which was approved by our Compensation Committee.
Base Salary. The base salary payments for our named executive officers (which represents the fixed portion of their compensation packages) are reviewed annually and may be adjusted as we deem appropriate. We have historically set annual caps on annual base salary for our executive officers who do not also receive cash compensation from our clients, with a cap for fiscal year 2025 of $375,000. We historically adjust salary levels on October 1, the first day of our fiscal year. The cap on annual base salary for fiscal year 2026 did not change and was set at $375,000. Each of our named executive officers received an annual base salary of $375,000 for fiscal 2025. As described above, each of Sonesta and AlerisLife paid 90% of Messrs. Murray’s and Leer’s base salaries, as applicable, and we paid 10% of each of Messrs. Murray’s and Leer’s base salaries during fiscal 2025. These annual base salary levels are consistent with our pay for performance philosophy, which emphasizes “at risk” compensation as a larger proportion of named executive officer compensation.
Annual Cash Bonuses. Annual cash bonuses are a key component of our named executive officer compensation and represented the majority of the cash compensation we paid to each of our named executive officers for our 2025 fiscal year. We did not provide guaranteed cash bonuses to any of our named executive officers for fiscal year 2025 (other than to Ms. Clark whose cash bonus for fiscal 2025 was agreed upon in the Clark Retirement Agreement) and did not set specific performance targets on which bonuses would be payable. Instead, the annual cash bonuses we paid to our named executive officers with respect to fiscal year 2025 were discretionary in amount and were based on a performance evaluation conducted by our Compensation Committee. The evaluation by our Compensation Committee (which is described in more detail above) included an analysis of both (i) our and our clients’ overall performance and (ii) the performance of the individual officer and his, her or their contributions to us and our clients. We believe this evaluation process allowed us to link pay with performance in the closest way possible and provided us with the flexibility necessary to take all relevant factors into account in determining the bonus amounts, including our named executive officers’ ability to react to changing circumstances that impact our businesses and that of our clients.
On an aggregated basis, in fiscal 2025, our named executive officers received 15.1% of their total cash compensation in the form of base salary payments and the remaining 84.9% in the form of performance based discretionary bonuses. The foregoing amounts include a cash bonus we paid to Ms. Clark in accordance with the Clark Retirement Agreement and exclude cash compensation Sonesta paid to Mr. Murray and AlerisLife paid to Mr. Leer. We paid 10% of each of Messrs. Murray’s and Leer’s cash compensation during fiscal 2025.
We believe our compensation process provided us with a better compensation structure than a formulaic bonus structure based solely on the achievement of specific pre-established performance targets which may not capture all appropriate factors that materially impacted our clients or the individual named executive officer’s performance. In fiscal 2025, we decreased bonus compensation for Mr. Portnoy as compared to fiscal 2024 due, in part, to our and our clients’ performance during fiscal 2025, and shifted a portion of Mr. Portnoy’s bonus compensation to the equity component of his compensation to further incentivize our growth. Mr. Jordan’s bonus compensation was substantially the same as his bonus compensation in fiscal 2024 and Mr. Bilotto’s bonus compensation increased as compared to fiscal 2024. Ms. Clark’s bonus cash compensation was determined by the Clark Retirement Agreement, and Messrs. Murray’s and Leer’s bonus compensation was determined by the boards of directors of Sonesta and AlerisLife, as applicable. With respect to fiscal 2025 and for the reasons outlined above under “Named Executive Officer Pay Mix,” we paid aggregate performance based discretionary cash bonuses of $8,871,250 to Messrs. Portnoy, Jordan, Murray, Bilotto and Leer and Ms. Clark (the specific amounts of which are set forth in the Summary Compensation Table). This amount includes the bonus we paid to each of Messrs. Murray and Leer and excludes the bonus that Sonesta and AlerisLife, as applicable, paid to each of Mr. Murray and Mr. Leer.

THE RMR GROUP INC.	2026 Proxy Statement 33

Analysis of Fiscal 2025 Equity Awards

Class A Common Shares
At our 2025 annual meeting of shareholders, our shareholders approved The RMR Group Inc.’s Second Amended and Restated 2016 Omnibus Equity Plan (the “Plan”) which rewards our named executive officers and other employees and aligns their interests with those of our shareholders and the shareholders of our clients. We award shares under the Plan to recognize our named executive officers’ scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of our executives with those of our other shareholders and motivate our executives to remain our employees and to continue to provide services to us through the term of the awards. Our Compensation Committee considered these multiple factors in determining the amounts of the awards for fiscal 2025.
Under its charter, our Compensation Committee evaluates, approves and administers our equity compensation plans, including the Plan. Our Compensation Committee has historically determined to use awards of Class A Common Shares under the Plan rather than seek to issue stock options as equity compensation. We believe that the use of share awards vesting over time rather than stock options mitigates the incentives for our management to undertake undue risks and encourages management to make long term and appropriately risk balanced decisions.
Our Compensation Committee also considers the equity awards granted to our named executive officers by our public clients in determining the appropriate award of Class A Common Shares to our named executive officers. In fiscal 2025, our Compensation Committee considered the foregoing factors and the factors set forth above in “Overview of Fiscal 2025 Compensation Actions” and decided to award an aggregate of 97,861 Class A Common Shares to our named executive officers which amount includes the Class A Common Shares awarded to Ms. Clark pursuant to the Clark Retirement Agreement, which is an increase in the number of Class A Common Shares awarded to each of our named executive officers in fiscal 2024.
Our Compensation Committee has imposed, and may impose, vesting and other conditions on the awarded Class A Common Shares because it believes that time based vesting encourages the recipients of the share awards to remain employed by us and to continue to provide services to us. Our Compensation Committee currently uses a vesting schedule under which one fifth of the shares vest immediately and the remaining shares vest in four equal, consecutive annual installments commencing on the first anniversary of the date of the award. Our Compensation Committee utilizes a four year, time-based vesting schedule as an incentive to provide services for a long term and in consideration of the tax treatment of the share awards to us and to the recipients. In the event a recipient who received a share award ceases to render significant services, whether as an employee or otherwise, to us or to one of our clients during the vesting period, we may cause the forfeiture of the Class A Common Shares that have not yet vested. As with other issued Common Shares, vested and unvested shares awarded under the Plan are entitled to receive distributions that we make, if any, on the Common Shares.
Because the consideration of share awards by our Compensation Committee is determined on a regular schedule (i.e., in September for our officers and employees and at the first meeting of our Board after the annual meeting of shareholders for the Directors), any proximity of any awards to Plan earnings announcements or other market events is coincidental.
Our Compensation Committee believes that its compensation philosophy and programs are designed to foster a business culture that aligns the interests of our named executive officers with those of our shareholders. Our Compensation Committee believes that the equity compensation of our named executive officers is appropriate to the goal of providing shareholders dependable, long term returns.
Promote Interests
Our Board adopted the RMR Residential Promote Program to enable RMR LLC and its subsidiaries to attract, retain and incentivize senior level employees of RMR LLC and its subsidiaries and to enable such individuals to acquire an interest in a share of the income and distributions related to certain investments by RMR Residential and to otherwise participate in the long-term growth and financial success of RMR

34 THE RMR GROUP INC.	2026 Proxy Statement

Residential. Our Compensation Committee selects participants for the RMR Residential Promote Program, including our named executive officers, based on the participant’s ability to directly impact the performance of our residential business.
Timing and Procedures for Fiscal 2025 Grants
Because the consideration of share awards by our Compensation Committee is determined on a regular schedule (i.e., in September for our officers and employees and at the first meeting of our Board after the annual meeting of shareholders for the Directors), any proximity of any awards to earnings announcements or other market events is coincidental.
Employment Agreements; Severance Arrangements
We have no employment agreements with our named executive officers or any of our other employees. Pursuant to the Plan, awards of restricted shares of our Class A Common Shares to our named executive officers provide for accelerated vesting in the event of certain termination and change in control events (as defined in the Plan). Our Compensation Committee has determined that such provisions are consistent with market practice and appropriate to further its goals of recruitment and retention.
Unless accelerated in the discretion of the Compensation Committee, each Promote Interest granted under the RMR Residential Promote Program vests upon the participant’s termination of employment with the Company or its affiliates other than for cause based on length of service during the four-year period following the grant date—0% prior to the first anniversary of the grant date, 25% on or after the first but before the second anniversary of the grant date, 50% on or after the second but before the third anniversary of the grant date, 75% on or after the third but before the fourth anniversary of the grant date and 100% on or after the fourth anniversary of the grant date. All Promote Interests will be forfeited in full upon a participant’s termination of employment for cause or breach of restrictive covenants.
Pursuant to the Clark Retirement Agreement, Ms. Clark continued to serve in her role as the Executive Vice President, General Counsel and Secretary until December 31, 2025 at which time she resigned from such offices and from any other officer or related positions within the Company, any of our managed companies or any of their affiliates. She will continue to serve as an employee of the Company until July 1, 2026. In connection with her retirement, Ms. Clark also resigned as a Managing Director, effective December 31, 2025. Under the Clark Retirement Agreement, Ms. Clark continued to receive her base salary until December 31, 2025. Ms. Clark was eligible to receive and received annual cash bonus for fiscal 2025 that was equal to the greater of the cash bonus paid to Mr. Portnoy for fiscal year 2025 and $2,880,000, and Ms. Clark was eligible to receive and received a grant of Class A Common Shares equal in value to the share grant she received in September 2024. Ms. Clark is also eligible to receive certain payments and benefits in 2026 pursuant to the Clark Retirement Agreement.
Pursuant to the Murray Retirement Agreement, Mr. Murray will continue to serve in his current roles as an Executive Vice President of RMR LLC and as an officer and director of Sonesta until March 31, 2026, at which time he will resign from such offices and from any other officer or related positions within RMR LLC, Sonesta, any RMR LLC managed company or any of their affiliates. Mr. Murray will continue to serve as an employee of Sonesta until September 30, 2026. Under the Murray Retirement Agreement, Mr. Murray is eligible to receive certain payments and benefits following his resignation from these positions.
Pursuant to each of the Clark Retirement Agreement and the Murray Retirement Agreement, RMR LLC has agreed to recommend that the Compensation Committee approve the acceleration of each of Ms. Clark’s and Mr. Murray’s unvested Class A Common Shares, effective as of such person’s retirement date.
Accounting and Tax Considerations
Our Compensation Committee takes note of the tax and accounting consequences of the compensation program for our named executive officers; however, those consequences do not dictate our Compensation Committee’s decisions, which are instead based on our Compensation Committee’s view of our overall best interests.

THE RMR GROUP INC.	2026 Proxy Statement 35

REPORT OF OUR COMPENSATION COMMITTEE
The Compensation Committee of The RMR Group Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Walter C. Watkins, Jr., Chair
Ann Logan
Rosen Plevneliev
Jonathan Veitch

36 THE RMR GROUP INC.	2026 Proxy Statement

EXECUTIVE COMPENSATION
The following tables and footnotes summarize the total compensation of our named executive officers. For fiscal 2025, we have provided compensation disclosure for six of our executive officers, rather than just for the five executive officers required under applicable SEC rules. The compensation set forth below includes compensation paid by us and equity awards made by our public clients to our named executive officers, as well as noting the cash compensation Sonesta paid to Mr. Murray and the cash compensation AlerisLife paid to Mr. Leer. For further information regarding the compensation paid by us to our named executive officers, please see the above “Compensation Discussion and Analysis” section.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Adam Portnoy Managing Director, President and Chief Executive Officer	2025	375,000	2,300,000	2,079,973	62,074	4,817,047
	2024	375,000	2,880,000	1,609,936	51,960	4,916,896
	2023	375,000	3,200,000	590,910	46,760	4,212,670
Jennifer B. Clark(4) Former Managing Director, Executive Vice President, General Counsel and Secretary	2025	375,000	2,880,000	1,204,975	61,623	4,521,598
	2024	375,000	2,880,000	1,229,958	91,737	4,576,695
	2023	375,000	3,200,000	955,005	121,211	4,651,216
Matthew P. Jordan(5) Managing Director, Executive Vice President, Chief Operating Officer, Former Chief Financial Officer and Treasurer	2025	375,000	2,450,000	1,414,968	73,226	4,313,194
	2024	375,000	2,520,000	1,249,953	103,078	4,248,031
	2023	375,000	2,800,000	970,115	118,412	4,263,527
John G. Murray(6) Executive Vice President	2025	37,500	191,250	699,977	46,597	975,323
	2024	66,346	450,000	789,965	94,295	1,400,606
	2023	75,000	450,000	946,275	138,216	1,609,491
Christopher J. Bilotto Executive Vice President	2025	375,000	950,000	1,154,974	35,179	2,515,153
	2024	375,000	850,000	789,967	37,241	2,052,208
Jeffrey C. Leer(7) Executive Vice President	2025	37,500	100,000	774,977	16,873	929,350

(1)
The amounts listed in this column represent the annual cash bonuses we paid to each of the named executive officers. The bonuses are described in more detail above in “Analysis of 2025 Cash Compensation—Annual Cash Bonuses.”

(2)
The value included for awards made by us of the Class A Common Shares and awards made by our public clients to our named executive officers represents the grant date fair value of shares compiled in accordance with ASC 718. No assumptions were used in these calculations. For fiscal year 2023, Mr. Portnoy did not receive awards of shares made by our public clients in his capacity as an executive officer of the Company. For fiscal years 2024 and 2025, the compensation committee of each our public clients determined that it was appropriate to award shares of their respective companies to Mr. Portnoy. Awards made by us were made pursuant to the Plan. Awards made by our public clients were made pursuant to the applicable client’s equity compensation plan. Class A Common Shares we awarded to Adam Portnoy and Jennifer B. Clark in their capacities as Managing Directors and share awards made by our public clients to certain of our executive officers for their service as managing trustees were fully vested at the time of award. For other awards, the share awards granted to each of our executive officers provide that one fifth of each share award vested on the date of the award and an additional one fifth vests on each of the next four anniversaries of the initial award date, subject to the applicable named executive officer continuing to render significant services, whether as our employee or in certain other capacities, to us or our clients and to accelerated vesting under certain circumstances. Holders of shares awarded pursuant to these awards receive any distributions on common shares paid by us or the applicable client on the same terms as other holders of our or the client’s common shares, as applicable.

The amounts presented in this column consist of shares of our clients awarded to our named executive officers for services as a managing trustee, managing director or named executive officer of a client.
(3)
We maintain a savings plan for eligible employees under section 401(k) of the Internal Revenue Code, or 401(k) plan, in which our named executive officers participate, and provide annual discretionary matching contributions to plan participants. The amounts listed in this column include matching contributions we made to each named executive officer in respect of their participation in our 401(k) plan. The value of our 401(k) contribution to each of our named executive officers during fiscal 2025 was $13,800 for each of Messrs. Portnoy, Jordan and Bilotto, $12,115 for Ms. Clark and $8,804 for Mr. Murray. The amounts listed in this column also include distributions received on unvested awards of our Class A Common Shares and on unvested awards of common shares of our applicable public clients.

(4)
Ms. Clark resigned as a Managing Director and our Executive Vice President, General Counsel and Secretary, in each case, effective December 31, 2025, in connection with her retirement from the Company. Since her resignation as an executive officer, Ms. Clark has continued as a non-executive employee of RMR LLC.

THE RMR GROUP INC.	2026 Proxy Statement 37

(5)
Mr. Jordan was elected as a Managing Director, effective January 1, 2026.

(6)
Mr. Murray serves as president and chief executive officer of Sonesta. Prior to June 30, 2024, 80% of his annual cash compensation was paid by Sonesta and we paid the remainder of such cash compensation. Since July 1, 2024, Sonesta has paid 90% of his cash compensation and we paid the remaining 10%. This arrangement is described in more detail above in “Compensation Overview” and “Analysis of Fiscal 2025 Cash Compensation.” The cash compensation listed in this table are the amounts we paid to Mr. Murray, and do not include the cash compensation Sonesta paid to him. The amounts listed in this table also do not include matching contributions made by Sonesta to Mr. Murray with respect to his participation in Sonesta’s 401(k) plan. Pursuant to the Murray Retirement Agreement, Mr. Murray will resign from his roles as an officer of RMR LLC and as an officer and director of Sonesta, effective March 31, 2026, and will continue as a non-executive employee of Sonesta until his retirement, effective September 30, 2026.

(7)
Mr. Leer serves as president and chief executive officer of AlerisLife. 90% of his cash compensation is paid by AlerisLife and we paid the remaining 10%. This arrangement is described in more detail above in “Compensation Overview” and “Analysis of Fiscal 2025 Cash Compensation.” The cash compensation listed in this table are the amounts we paid to Mr. Leer, and do not include the cash compensation AlerisLife paid to him. The amounts listed in this table also do not include matching contributions made by AlerisLife to Mr. Leer with respect to his participation in AlerisLife’s 401(k) plan.

The following table shows the total shares awarded by us and our public clients to our named executive officers, including for services as a managing trustee, managing director or named executive officer of a client, in fiscal year 2025, including vested and unvested portions of each award.
Name	Company	Grant Date	Number of Shares (#)	Grant Date Fair Value of Share Awards ($)(a)
Adam Portnoy	RMR	9/9/2025	35,587	599,997
	RMR	3/27/2025	5,988(b)	100,000
	DHC	9/9/2025	81,775	349,997
	DHC	5/29/2025	29,141(b)	95,000
	ILPT	9/9/2025	40,650	249,998
	ILPT	5/28/2025	28,875(b)	94,999
	SVC	9/9/2025	87,719	249,999
	SVC	6/13/2025	40,425(b)	94,999
	SEVN	9/9/2025	15,894	174,993
	SEVN	5/28/2025	5,977(b)	69,991
				2,079,973
Jennifer B. Clark	RMR	9/9/2025	17,793	299,990
	RMR	3/27/2025	5,988(b)	100,000
	DHC	9/9/2025	70,093	299,998
	ILPT	9/9/2025	17,073	104,999
	SVC	9/9/2025	87,719	249,999
	SEVN	9/9/2025	13,623	149,989
				1,204,975
Matthew P. Jordan	RMR	9/9/2025	17,793	299,990
	DHC	9/9/2025	70,093	299,998
	ILPT	9/9/2025	40,650	249,998
	ILPT	5/28/2025	28,875(b)	94,999
	SVC	9/9/2025	78,947	224,999
	SEVN	9/9/2025	15,894	174,993
	SEVN	5/28/2025	5,977(b)	69,991
				1,414,968
John G. Murray	RMR	9/9/2025	8,896	149,987
	DHC	9/9/2025	40,887	174,996
	ILPT	9/9/2025	12,195	74,999
	SVC	9/9/2025	87,719	249,999
	SEVN	9/9/2025	4,541	49,996
				699,977
Christopher J. Bilotto	RMR	9/9/2025	8,896	149,987
	DHC	9/9/2025	81,775	349,997
	DHC	5/29/2025	29,141(b)	95,000
	ILPT	9/9/2015	12,195	74,999
	SVC	9/9/2025	87,719	249,999
	SVC	6/13/2025	40,425(b)	94,999
	SVC	3/27/2025	32,490(b)	89,997
	SEVN	9/9/2025	4,541	49,996
				1,154,974
Jeffrey C. Leer	RMR	9/9/2025	8,896	149,987
	DHC	9/9/2025	81,775	349,997
	ILPT	9/9/2025	12,195	74,999
	SVC	9/9/2025	52,631	149,998
	SEVN	9/9/2025	4,541	49,996
				774,977

38 THE RMR GROUP INC.	2026 Proxy Statement

(a)
Equals the number of shares multiplied by the closing price per share on the date of the award grant, which is also the grant date fair value under ASC 718. No assumptions were used in this calculation.

(b)
Shares awarded for services as a managing trustee, managing director or named executive officer of a client, which grants may also be disclosed in such client’s proxy statement.

2025 Grants of Plan Based Awards

The following table shows the total of our Class A Common Shares awarded by us to our named executive officers in their capacity as our officers in fiscal 2025, and does not include the shares awarded to Mr. Portnoy and Ms. Clark in their capacity as Managing Directors.
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Adam Portnoy	9/9/2025	35,587	599,997
Jennifer B. Clark	9/9/2025	17,793	299,990
Matthew P. Jordan	9/9/2025	17,793	299,990
John G. Murray	9/9/2025	8,896	149,987
Christopher J. Bilotto	9/9/2025	8,896	149,987
Jeffrey C. Leer	9/9/2025	8,896	149,987

(1)
Equals the number of our Class A Common Shares awarded multiplied by the closing price on the date of the award, which is also the grant date fair value under ASC 718. No assumptions were used in this calculation.

2025 Outstanding Equity Awards at Fiscal Year End

			Stock Awards
Name	Company	Date Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Adam Portnoy	RMR	9/9/2025	28,469	447,817
	RMR	9/11/2024	7,349	115,600
	RMR	9/13/2023	4,800	75,504
	RMR	9/14/2022	2,400	37,752
	DHC	9/9/2025	65,420	288,502
	DHC	9/11/2024	44,775	197,458
	ILPT	9/9/2025	32,520	189,592
	ILPT	9/11/2024	14,256	83,112
	OPI	9/11/2024	35,211	11,620
	SVC	9/9/2025	70,175	190,174
	SVC	9/11/2024	33,859	91,758
	SEVN	9/9/2025	12,715	131,092
	SEVN	9/11/2024	5,088	52,457
				1,912,438
Jennifer B. Clark	RMR	9/9/2025	14,234	223,901
	RMR	9/11/2024	7,349	115,600
	RMR	9/13/2023	2,400	37,752
	RMR	9/14/2022	1,200	18,876
	DHC	9/9/2025	56,074	247,286
	DHC	9/11/2024	44,775	197,458
	DHC	9/13/2023	16,000	70,560
	DHC	9/14/2022	8,000	35,280
	ILPT	9/9/2025	13,658	79,626
	ILPT	9/11/2024	11,157	65,045
	ILPT	9/13/2023	6,000	34,980
	ILPT	9/14/2022	3,000	17,490
	OPI	9/11/2024	35,211	11,620

THE RMR GROUP INC.	2026 Proxy Statement 39

			Stock Awards
Name	Company	Date Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
	OPI	9/13/2023	10,000	3,300
	OPI	9/14/2022	3,600	1,188
	SVC	9/9/2025	70,175	190,174
	SVC	9/11/2024	33,859	91,758
	SVC	9/13/2023	8,000	21,680
	SVC	9/14/2022	4,000	10,840
	SEVN	9/9/2025	10,898	112,358
	SEVN	9/11/2024	3,982	41,054
	SEVN	9/13/2023	2,000	20,620
	SEVN	9/14/2022	1,000	10,310
				1,658,756
Matthew P. Jordan	RMR	9/9/2025	14,234	223,901
	RMR	9/11/2024	7,349	115,600
	RMR	9/13/2023	2,400	37,752
	RMR	9/14/2022	1,200	18,876
	DHC	9/9/2025	56,074	247,286
	DHC	9/11/2024	42,984	189,559
	DHC	9/13/2023	16,000	70,560
	DHC	9/14/2022	8,000	35,280
	ILPT	9/9/2025	32,520	189,592
	ILPT	9/11/2024	14,256	83,112
	ILPT	9/13/2023	8,000	46,640
	ILPT	9/14/2022	4,000	23,320
	OPI	9/11/2024	25,351	8,366
	OPI	9/13/2023	8,000	2,640
	OPI	9/14/2022	2,400	792
	SVC	9/9/2025	63,157	171,155
	SVC	9/11/2024	32,505	88,089
	SVC	9/13/2023	8,000	21,680
	SVC	9/14/2022	4,000	10,840
	SEVN	9/9/2025	12,715	131,092
	SEVN	9/11/2024	5,088	52,457
	SEVN	9/13/2023	4,000	41,240
	SEVN	9/14/2022	2,000	20,620
				1,830,449
John G. Murray	RMR	9/9/2025	7,116	111,935
	RMR	9/11/2024	3,674	57,792
	RMR	9/13/2023	2,400	37,752
	RMR	9/14/2022	1,200	18,876
	DHC	9/9/2025	32,709	144,247
	DHC	9/11/2024	26,865	118,475
	DHC	9/13/2023	16,000	70,560
	DHC	9/14/2022	8,000	35,280
	ILPT	9/9/2025	9,756	56,877
	ILPT	9/11/2024	6,198	36,134
	ILPT	9/13/2023	6,000	34,980
	ILPT	9/14/2022	3,000	17,490
	OPI	9/11/2024	14,084	4,648
	OPI	9/13/2023	8,000	2,640
	OPI	9/14/2022	2,400	792
	SVC	9/9/2025	70,175	190,174
	SVC	9/11/2024	33,859	91,758
	SVC	9/13/2023	12,000	32,520
	SVC	9/14/2022	6,000	16,260

40 THE RMR GROUP INC.	2026 Proxy Statement

			Stock Awards
Name	Company	Date Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
	SEVN	9/9/2025	3,632	37,446
	SEVN	9/11/2024	2,212	22,806
	SEVN	9/13/2023	2,000	20,620
	SEVN	9/14/2022	1,000	10,310
				1,170,371
Christopher J. Bilotto	RMR	9/9/2025	7,116	111,935
	RMR	9/11/2024	3,674	57,792
	RMR	9/13/2023	960	15,101
	RMR	9/14/2022	480	7,550
	DHC	9/9/2025	65,420	288,502
	DHC	9/11/2024	44,775	197,458
	DHC	9/13/2023	6,000	26,460
	DHC	9/14/2022	3,000	13,230
	ILPT	9/9/2025	9,756	56,877
	ILPT	9/11/2024	6,198	36,134
	ILPT	9/13/2023	1,400	8,162
	ILPT	9/14/2022	700	4,081
	OPI	9/11/2024	14,084	4,648
	OPI	9/13/2023	4,000	1,320
	OPI	9/14/2022	1,200	396
	SVC	9/9/2025	70,175	190,174
	SVC	9/11/2024	20,316	55,056
	SVC	9/13/2023	1,600	4,336
	SVC	9/14/2022	800	2,168
	SEVN	9/9/2025	3,632	37,446
	SEVN	9/11/2024	2,212	22,806
	SEVN	9/13/2023	800	8,248
	SEVN	9/14/2022	400	4,124
				1,154,005
Jeffrey C. Leer	RMR	9/9/2025	7,116	111,935
	RMR	9/11/2024	1,959	30,815
	RMR	9/13/2023	960	15,101
	RMR	9/14/2022	480	7,550
	DHC	9/9/2025	65,420	288,502
	DHC	9/11/2024	44,775	197,458
	DHC	9/13/2023	16,000	70,560
	DHC	9/14/2022	6,000	26,460
	ILPT	9/9/2025	9,756	56,877
	ILPT	9/11/2024	1,859	10,838
	ILPT	9/13/2023	1,400	8,162
	ILPT	9/14/2022	300	1,749
	OPI	9/11/2024	5,633	1,859
	OPI	9/13/2023	1,600	528
	OPI	9/14/2022	240	79
	SVC	9/9/2025	42,104	114,102
	SVC	9/11/2024	4,740	12,845
	SVC	9/13/2023	1,600	4,336
	SVC	9/14/2022	400	1,084
	SEVN	9/9/2025	3,632	37,446
	SEVN	9/11/2024	1,105	11,393
	SEVN	9/13/2023	800	8,248
	SEVN	9/14/2022	200	2,062
				1,019,989

THE RMR GROUP INC.	2026 Proxy Statement 41

(1)
The form of award agreement for each of these awards provides for vesting of the Class A Common Shares in five equal annual installments beginning on the date of the award.

(2)
Equals the number of unvested shares multiplied by the closing price per share of our Class A Common Shares or the respective client’s common shares on September 30, 2025.

2025 Stock Vested

The following table shows Class A Common Share awards made in fiscal 2025 and prior years to our named executive officers that vested in fiscal 2025.
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Adam Portnoy(2)	16,368	277,851
Jennifer B. Clark(3)	9,409	159,947
Matthew P. Jordan	9,409	159,947
John G. Murray	6,405	108,932
Christopher J. Bilotto	4,365	74,192
Jeffrey C. Leer	3,793	64,376

(1)
Equals the number of vesting Class A Common Shares multiplied by the closing price on the date that such Class A Common Shares vested in fiscal 2025.

(2)
The number of Class A Common Shares shown in the table does not include Class A Common Shares awarded to Mr. Portnoy in his capacity as a Managing Director.

(3)
The number of Class A Common Shares shown in the table does not include Class A Common Shares awarded to Ms. Clark in her capacity as a Managing Director.

Potential Payments upon Termination or Change in Control

On September 9, 2025, our Compensation Committee approved awards of 35,587 Class A Common Shares to Mr. Portnoy, 17,793 Class A Common Shares to each of Mr. Jordan and Ms. Clark, and 8,896 Class A Common Shares to each of Messrs. Murray, Bilotto and Leer in their capacities as our executive officers. These awards were valued at $16.86 per Class A Common Share, the closing price of the Class A Common Shares on the Nasdaq on the date the awards were made under the Plan. The form of award agreement for each of these awards provides for vesting of the Class A Common Shares in five equal annual installments beginning on the date of the award and the Plan provides for acceleration of vesting of all share awards (including previously granted awards) upon the occurrence of certain change in control or employment termination events (each, a “Termination Event”).
Unless accelerated in the discretion of the Compensation Committee, each Promote Interest allocated under the RMR Residential Promote Program vests upon the participant’s termination of employment with the Company or its affiliates other than for cause based on length of service during the four-year period following the grant date—0% prior to the first anniversary of the grant date, 25% on or after the first but before the second anniversary of the grant date, 50% on or after the second but before the third anniversary of the grant date, 75% on or after the third but before the fourth anniversary of the grant date and 100% on or after the fourth anniversary of the grant date. Each participant in the RMR Residential Promote Program signs a participation agreement that contains certain restrictive covenants, including among others, non-solicitation and non-disparagement, and provides that interests are subject to forfeiture in certain circumstances, including without limitation, breach of covenants or termination of employment for cause.

42 THE RMR GROUP INC.	2026 Proxy Statement

The following table describes the potential payments to our named executive officers upon a Termination Event, if such event had occurred, as of September 30, 2025.
Name	Number of Shares Vested Upon Termination Event (#)	Value Realized on Termination Event as of September 30, 2025 ($)(1)
Adam Portnoy	43,018	676,673
Jennifer B. Clark(2)	25,183	396,129
Matthew P. Jordan	25,183	396,129
John G. Murray(2)	14,390	226,355
Christopher J. Bilotto	12,230	192,378
Jeffrey C. Leer	10,515	165,401

(1)
Equals the number of shares multiplied by the closing price per share of our Class A Common Shares on September 30, 2025 of $15.73.

(2)
The amounts listed in this table do not reflect any amounts payable pursuant to the Clark Retirement Agreement or the Murray Retirement Agreement, as applicable.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees (excluding our principal executive officer), the annual total compensation of our principal executive officer, Mr. Portnoy, and the ratio of these two amounts.
For fiscal 2025, our last completed fiscal year:
•
the median of the annual total compensation of all employees of the Company (excluding Mr. Portnoy) was $96,984; and

•
the annual total compensation of Mr. Portnoy, as reported in the Summary Compensation Table on page 37, was $4,817,047.

Based on this information, for fiscal 2025, the ratio of the annual total compensation of Mr. Portnoy to the median of the annual total compensation of all other employees was 49.67 to 1.
We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected in our payroll records for fiscal 2025 and (2) the value of Class A Common Shares that were awarded in fiscal 2025, for all individuals (excluding our Chief Executive Officer), who we employed on September 30, 2025 (whether on a full-time or part-time basis). In addition, we annualized the wages of full-time employees who were hired during fiscal 2025 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or stock compensation.
After identifying the median employee, we calculated annual total compensation for fiscal 2025 for the median employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.
We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

THE RMR GROUP INC.	2026 Proxy Statement 43

Pay Versus Performance

The following table and footnotes summarize the total compensation we paid to our Named Executive Officers (our “NEOs”), compensation “actually paid” to the NEOs (calculated in accordance with SEC rules), the cumulative total shareholder return of the Company, the peer group total shareholder return and our net income for the past five fiscal years. We do not use any financial performance measures to link compensation actually paid to our NEOs by us to the Company’s performance. Accordingly, pursuant to the SEC rules, we have not included a “company selected measure” or the tabular list of performance measures. For more information about the compensation we pay to our NEOs, please see “Compensation Discussion and Analysis” above.
Pay Versus Performance
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEOs NEOs(2)(3)	Total Shareholder Return	Peer Group Total Shareholder Return*	Net Income ($000s)
2025	$4,817,045	$4,393,625	$2,650,924	$2,377,476	$93.92	$249.97	$38,679
2024	4,916,896	5,002,711	2,951,967	3,030,790	137.33	203.42	53,129
2023	4,212,670	4,232,826	3,796,120	5,540,535	123.65	125.50	127,771
2022	4,148,594	3,950,171	4,070,946	3,201,628	112.28	125.39	77,468
2021	4,274,081	4,415,059	3,678,973	4,286,164	150.68	162.57	81,013

*
For fiscal 2025, peer group total shareholder return is based on a self-constructed peer group composed of the following alternative asset management companies: Brookfield Corporation, Cohen & Steers Inc., Kennedy-Wilson Holdings Inc. and RITHM Capital Corp. As of September 2, 2025, Bridge Investment Group Holdings, Inc. is no longer publicly traded and, as a result, it was not included in calculation of the peer group total shareholder return.

(1)
The following table summarizes the applicable deductions and additions for the PEO in the calculation of Compensation Actually Paid to the PEO.

PEO Compensation Actually Paid
Year	PEO Name	Total Compensation Per Summary Compensation Table	Stock Grant Amount	Year End Fair Value of Equity Awards Granted and Unvested During Applicable Year	Change in Fair Value as of Year End of Any Prior Year Awards that Remain Unvested as of Year End	Awards Granted and Vested in the Same Year, at Fair Value as of the Vesting Date	Change in Fair Value as of Year End of Any Prior Year Awards that Vested During Applicable Year	Total Equity Value Reflected in Compensation Actually Paid	Compensation Actually Paid to PEO
2025	Adam Portnoy	$4,817,045	$(2,079,971)	$1,247,177	(260,677)	$779,997	$(109,946)	$1,656,551	$4,393,625

(2)
The non-PEO NEOs in 2021, 2022 and 2023 are Jennifer B. Clark, Matthew P. Jordan, Jennifer F. Francis, John G. Murray and Jonathan M. Pertchik. The non-PEO NEOs in 2024 are Jennifer B. Clark, Matthew P. Jordan, John G. Murray, Christopher J. Bilotto and Jennifer F. Francis. The non-PEO NEOs in 2025 are Jennifer B. Clark, Matthew P. Jordan, John G. Murray, Christopher J. Bilotto and Jeffrey Leer.

44 THE RMR GROUP INC.	2026 Proxy Statement

(3)
The following table summarizes the applicable deductions and additions in the calculation of average Compensation Actually Paid to Non-PEO NEOs.

Average Non-PEO NEOs—Compensation Actually Paid
Year	Total Compensation Per Summary Compensation Table	Stock Grant Amount	Year End Fair Value of Equity Awards Granted and Unvested During Applicable Year	Change in Fair Value as of Year End of Any Prior Year Awards that Remain Unvested as of Year End	Awards Granted and Vested in the Same Year, at Fair Value as of the Vesting Date	Change in Fair Value as of Year End of Any Prior Year Awards that Vested During Applicable Year	Total Equity Value Reflected in Compensation Actually Paid	Compensation Actually Paid to Non-PEO NEOs
2025	$2,650,924	$(1,049,974)	$730,169	$(177,191)	$297,213	$(73,664)	$776,527	$2,377,476
Relationship Description

CAP vs. Total Shareholder Return
Compensation Actually Paid ("CAP") $000s
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Total Shareholder Return ("TSR")
Value of Initial Fixed $100 Investment
$160
$140
$120
$100
$80
$60
$40
$20
$0
$3,950
$3,202
$112.28
$4,233
$5,541
$123.65
$5,003
$3,031
$137.33
$4,394
$2,377
$93.92
2022
2023
2024
2025
CAP to PEO
Average CAP to Non-PEO NEOs
Total Shareholder Return

THE RMR GROUP INC.	2026 Proxy Statement 45

CAP vs. Net Income
2022
2023
2024
2025
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Compensation Actually Paid ("CAP") $000s
$200,000
$150,000
$100,000
$50,000
$0
Net Income $000s
$3,950
$3,202
$77,468
$4,233
$5,541
$127,771
$5,003
$3,031
$53,129
$4,394
$2,377
$38,679
CAP to PEO
Average CAP to Non-PEO NEOs
Net Income

Total Shareholder Return: RMR vs. Peer Group
Total Shareholder Return ("TSR")
Value of Initial Fixed $100 Investment
$300
$250
$200
$150
$100
$50
$0
$249.97
$100
$93.92
2021
2022
2023
2024
2025
RMR TSR
Peer Group

46 THE RMR GROUP INC.	2026 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT
OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS
Our Audit Committee has the sole authority and responsibility to hire, evaluate and, when appropriate, replace our independent auditors and is directly responsible for the appointment, compensation and general oversight of the work of our independent auditors. Our Audit Committee is responsible for approving the audit and permissible non-audit services provided by our independent auditors and the associated fees.
Our Audit Committee evaluates the performance of our independent auditors annually and determines whether to re-engage the current independent auditors or consider other audit firms. In doing so, our Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ technical expertise and knowledge of our operations and industry, the auditors’ independence, the results of Public Company Accounting Oversight Board (“PCAOB”) inspections and peer quality reviews of the auditors and the auditors’ reputation in the marketplace. In connection with the mandated rotation of our independent auditors’ lead engagement partner, our Audit Committee and its chair consider the selection of the new lead engagement partner identified by our independent auditors.
Based on this evaluation, our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent auditors for the fiscal year ending September 30, 2026. Deloitte has served as our independent auditors since June 2020 and is considered by management and our Audit Committee to be well-qualified.
Our Audit Committee has determined to submit its selection of our independent auditors to our shareholders for ratification. This vote will ratify prior action by our Audit Committee and will not be binding upon our Audit Committee. However, our Audit Committee may reconsider its prior appointment of our independent auditors or consider the results of this vote when it determines who to appoint as our independent auditors in the future.

THE RMR GROUP INC.	2026 Proxy Statement 47

Audit Fees and All Other Fees

The following table shows the fees for audit and other services provided to us by Deloitte for the fiscal years ended September 30, 2025 and 2024.
	2025 Fees(1)	2024 Fees
Audit Fees	$878,620	$915,470
Audit Related Fees	120,850	63,150
Tax Fees	13,626	—
All Other Fees	948	948

(1)
The amount of audit fees for 2025 is based on the fees billed and paid to date and on the estimate for remaining fees provided by Deloitte to and approved by our Audit Committee for the services provided by Deloitte. The final amount of fees may vary from the estimate provided.

Audit Fees. This category includes fees associated with the annual financial statements audit, and related audit procedures, the internal control over financial reporting audit and related audit procedures, work performed in connection with any registration statements and any applicable Current Reports on Form 8-K and the review of our Quarterly Reports on Form 10-Q.
Audit Related Fees. This category consists of services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.” These services principally include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with proposed or consummated acquisitions, information systems audits and other attest services.
Tax Fees. This category consists of fees for tax services, including tax compliance, tax advice and tax planning.
All Other Fees. This category consists of services that are not included in the above categories. The amounts for 2025 and 2024 reflect annual subscription fees for Deloitte’s online accounting research application.

48 THE RMR GROUP INC.	2026 Proxy Statement

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee has established policies and procedures that are intended to control the services provided by our independent auditors and to monitor their continuing independence. Under these policies, our independent auditors may not undertake any services unless the engagement is specifically approved by our Audit Committee or the services are included within a category that has been approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved. In certain circumstances, our management is required to notify our Audit Committee when approved services are undertaken and our Audit Committee or its Chair may approve amendments or modifications to the engagement or the maximum fees. Our internal audit group is responsible for reporting to our Audit Committee regarding compliance with these policies and procedures.
Our Audit Committee will not approve engagements of our independent auditors to perform non-audit services for us if doing so will cause our independent auditors to cease to be independent within the meaning of applicable SEC or Nasdaq rules. In other circumstances, our Audit Committee considers, among other things, whether our independent auditors are able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the PCAOB Rules.
All services for which we engaged Deloitte in fiscal 2025 and 2024 were approved by our Audit Committee. The total fees for audit and non-audit services provided by Deloitte in fiscal 2025 and 2024 are set forth above. Our Audit Committee approved the engagement of Deloitte in fiscal 2025 and 2024 to provide the non-audit services described above because it determined that Deloitte providing these services would not compromise its independence and that Deloitte’s familiarity with our record keeping and accounting systems would permit the firm to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain comparable quality services from other providers. For fiscal 2024, there were no non-audit services provided to us by Deloitte other than with respect to our subscription to Deloitte’s online accounting research application.
Other Information

We have been advised by Deloitte that neither the firm, nor any member of the firm, has any material interest, direct or indirect, in any capacity in us or our subsidiaries.
One or more representatives of Deloitte will be present at our 2026 Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Ratification of the appointment of our independent auditors requires the affirmative vote of a majority of all the votes cast, in person or by proxy, at our 2026 Annual Meeting.
Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

THE RMR GROUP INC.	2026 Proxy Statement 49

REPORT OF OUR AUDIT COMMITTEE
In the course of the Audit Committee (our “Audit Committee”) of the Board of Directors (our “Board of Directors”) of The RMR Group Inc.’s oversight of our financial reporting process, our Audit Committee has: (i) reviewed and discussed with management the audited financial statements for the fiscal year ended September 30, 2025; (ii) discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301; (iii) received the written disclosures and the letter from our auditors required by applicable requirements of the PCAOB regarding our independent auditors’ communications with our Audit Committee concerning independence; (iv) discussed with our independent auditors their independence; and (v) considered whether the provision of non-audit services by our independent auditors is compatible with maintaining their independence and concluded that it is compatible at this time.
Based on the foregoing review and discussions, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2025, for filing with the Securities and Exchange Commission.
Ann Logan, Chair
Rosen Plevneliev
Jonathan Veitch
Walter C. Watkins, Jr.

50 THE RMR GROUP INC.	2026 Proxy Statement

FREQUENTLY ASKED QUESTIONS
Proxy Materials and Voting Information
1.
What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for our 2026 Annual Meeting include the Notice Regarding the Availability of Proxy Materials, Notice of 2026 Annual Meeting, this Proxy Statement and our Annual Report for the fiscal year ended September 30, 2025 (collectively, the “proxy materials”). If you request a paper copy of these materials, the proxy materials will also include a proxy card or voting instruction form.
A proxy statement is a document that SEC regulations require us to give you when we ask you to return a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the shares you own. That other person is called your proxy.
2.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our registrar and transfer agent, Equiniti Shareowner Services, you are considered a shareholder of record of those shares. If you are a shareholder of record, you should receive only one notice or proxy card for all the Class A Common Shares you hold in certificate form and in book entry form.
If your shares are held in an account you own at a bank or brokerage firm or you hold shares through another nominee, you are considered the “beneficial owner” of those shares. If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your Class A Common Shares.
If you hold some shares of record and some shares beneficially, you should receive a notice or proxy card for all the Class A Common Shares you hold of record and a separate voting instruction form for the shares from the bank, broker or other nominee through which you own Class A Common Shares.
3.
What different methods can I use to vote?

By Telephone or Internet. All shareholders of record as of the close of business on January 8, 2026, the Record Date, can authorize a proxy to vote their shares by touchtone telephone by calling 1-800-690-6903, or through the internet at www.proxyvote.com, using the procedures and instructions described in your Notice Regarding the Availability of Proxy Materials or proxy card. Beneficial owners may authorize a proxy by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or nominee will include the instructions with the proxy voting materials. To authorize a proxy by telephone or internet, you will need the 16 digit control number provided on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form. The telephone and internet proxy authorization procedures are designed to authenticate shareholder identities, to allow shareholders to authorize a proxy to vote their shares and to confirm that their instructions have been recorded properly. Proxies submitted by telephone or through the internet must be received by 11:59 p.m., Eastern Time, on March 25, 2026 or, if the meeting is postponed or adjourned to a later date, by 11:59 p.m., Eastern Time, on the day immediately preceding the date of the reconvened meeting.
By Written Proxy. All shareholders of record as of the close of business on the Record Date can also submit voting instructions by written proxy card. If you are a shareholder of record and receive a Notice Regarding the Availability of Proxy Materials, you may request a written proxy card by following the instructions included in the notice. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee. Proxies submitted by mail must be received by 11:59 p.m., Eastern Time, on March 25, 2026 or, if the meeting is postponed or adjourned to a later date, by 11:59 p.m., Eastern Time, on the day immediately preceding the date of the reconvened meeting.

THE RMR GROUP INC.	2026 Proxy Statement 51

Electronically at our 2026 Annual Meeting.
•
All shareholders of record as of the close of business on the Record Date may vote electronically at the meeting, as described in the response to question 11. Even if you plan to attend our 2026 Annual Meeting, we recommend that you follow the voting directions described above, so that your vote will be counted if you later decide not to attend our 2026 Annual Meeting.

•
Beneficial owners as of the close of business on the Record Date may vote electronically at our 2026 Annual Meeting if they have a 16 digit control number, as described in the response to questions 11 and 12.

A shareholder may revoke a proxy at any time before it is exercised at our 2026 Annual Meeting, subject to the proxy voting deadlines described above, by authorizing a proxy again on a later date by internet or by telephone, by signing and returning a later dated proxy card, by attending the meeting and voting electronically or by sending an original written statement revoking the prior proxy to our Secretary at our principal executive office (or by hand delivery to the Secretary before the taking of the vote at our 2026 Annual Meeting). Attendance at our 2026 Annual Meeting will not, by itself, revoke a duly executed proxy.
Beneficial owners who wish to change their votes should contact the organization that holds their shares.
Shareholders must register in advance to attend our 2026 Annual Meeting by visiting www.proxyvote.com.
If you have any questions or need assistance in voting your shares or authorizing your proxy, please call the firm assisting us in the solicitation of proxies:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Shareholders: (800) 290-6428
Brokers: (212) 257-2075
4.
Who may vote at our 2026 Annual Meeting?

Holders of record of any class of our Common Shares as of the close of business on the Record Date, or their duly authorized proxies may vote at the meeting. Holders of any class of our Common Shares will vote as a single class on all matters at the meeting.
5.
What if I authorize a proxy and do not specify how my shares are to be voted?

If you submit a signed proxy card or authorize a proxy by internet or telephone, but do not indicate how your Common Shares should be voted on one or more proposals, then the proxies will vote your shares as our Board recommends on those proposals. Other than the proposals listed on pages 11, 26 and 47, we do not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their discretion.
6.
What is a quorum? How are abstentions, withheld votes and broker non-votes counted?

A quorum of shareholders is required for shareholders to take action at our 2026 Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at our 2026 Annual Meeting constitutes a quorum.
Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote and (ii) the broker does not have discretionary voting power on a particular matter), if any, are included in determining whether a quorum is present. Abstentions are not votes cast and, therefore, will not be included in vote totals and will have no effect on the outcome of any Proposal to be acted upon at our 2026 Annual Meeting. A proxy marked “WITHHOLD

52 THE RMR GROUP INC.	2026 Proxy Statement

ALL” or “FOR ALL EXCEPT” with respect to Proposal 1 will have the same effect as an abstention for all nominees or for those nominees noted in the appropriate portion of the proxy card, respectively. Broker non-votes are not votes cast and, therefore, will not be included in vote totals and will have no effect on the outcome of Proposal 1 and Proposal 2. There can be no broker non-votes on Proposal 3 as it is a matter on which, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on your behalf.
7.
Can I access the proxy materials on the internet? How can I sign up for the electronic proxy delivery service?

The Notice of 2026 Annual Meeting, this Proxy Statement and the Annual Report are available at www.proxyvote.com. You may access these proxy materials on the internet through the conclusion of our 2026 Annual Meeting.
Instead of receiving future copies of our proxy materials by mail, shareholders of record, as of the close of business on the Record Date, and most beneficial owners may elect to receive these materials electronically. Opting to receive your future proxy materials electronically will reduce the environmental impact of our annual meeting, save us the cost of printing and mailing documents, and also will give you an electronic link to our proxy voting site. Your Notice Regarding the Availability of Proxy Materials instructs you as to how you may request electronic delivery of future proxy materials.
8.
How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies on behalf of the Company. We have engaged D.F. King & Co., Inc. (“D.F. King”) to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement of expenses. We have agreed to indemnify D.F. King against certain liabilities arising out of our agreement with D.F. King. We will request banks, brokers and other nominees to forward proxy materials to the beneficial owners of Class A Common Shares and to obtain their voting instructions. We will reimburse those firms for their expenses of forwarding proxy materials
Proxies may also be solicited, without additional compensation, by our and our subsidiaries’ directors, officers and employees, by mail, telephone or other electronic means or in person.
9.
What is householding?

As permitted by the Exchange Act and our Bylaws, we may deliver to shareholders only one copy of the Notice Regarding the Availability of Proxy Materials, Notice of 2026 Annual Meeting, this Proxy Statement and the Annual Report to Shareholders residing at the same address, unless a shareholder at such address has notified us of such shareholder’s desire to receive separate copies of those documents. This practice is known as “householding.”
We will deliver a separate copy of any of those documents to you if you write to us at Investor Relations, The RMR Group Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or call us at (617) 796-8230. If you want to receive separate copies of our notices regarding the availability of proxy materials, notices of annual meetings, proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee, or you may contact us at the above address or telephone number.
2026 Annual Meeting Information
10.
Why is our 2026 Annual Meeting being held virtually?

To provide all of our shareholders an opportunity to participate in our 2026 Annual Meeting, our 2026 Annual Meeting will be a virtual meeting of shareholders. Shareholders attending our 2026 Annual Meeting virtually will be afforded the same rights and opportunities to participate as they would have had at an in-person meeting.

THE RMR GROUP INC.	2026 Proxy Statement 53

11.
How do I attend our 2026 Annual Meeting?

In order to attend and participate in our 2026 Annual Meeting, shareholders must register in advance at www.proxyvote.com by 11:59 p.m. Eastern Time, on March 25, 2026. Attendance at the meeting is limited to our Directors and officers, shareholders as of the close of business on the Record Date or their duly authorized representatives or proxies, and other persons permitted by the chair of the meeting.
•
Record owners:   If you are a shareholder as of the close of business on the Record Date who holds shares directly, you may participate in our 2026 Annual Meeting by visiting https://www.virtualshareholdermeeting.com/RMR2026 and entering the 16 digit control number located on your Notice Regarding the Availability of Proxy Materials or proxy card.

•
Beneficial owners:   If you are a shareholder as of the close of business on the Record Date who holds shares indirectly through a brokerage firm, bank or other nominee, you may participate in our 2026 Annual Meeting by visiting https://www.virtualshareholdermeeting.com/RMR2026 and entering the 16 digit control number located on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form. Please follow the instructions from your bank, broker or nominee included with these proxy materials, or contact your bank, broker or nominee to request a control number if needed.

If you have questions regarding preregistration procedures or admission procedures, please call Investor Relations at (617) 796-8230.
12.
How can I vote electronically at our 2026 Annual Meeting if I am a beneficial owner?

If you are a beneficial owner and want to vote your shares at our 2026 Annual Meeting, you need to have a 16 digit control number from your bank, broker or other nominee. Please follow the procedures described in the response to questions 3 and 11.
You will not be able to vote your shares at the meeting without a 16 digit control number. We encourage you to vote your shares in advance, even if you intend to attend the meeting.
13.
How can I ask questions at our 2026 Annual Meeting?

Shareholders as of the close of business on the Record Date who attend and participate in our 2026 Annual Meeting at https://www.virtualshareholdermeeting.com/RMR2026 will have an opportunity to submit questions live via the internet during a designated portion of the program. Shareholders must have available their control number provided on their proxy card or voting instruction form.
If you experience any technical difficulties accessing our 2026 Annual Meeting or during the meeting, please call the toll-free number that will be available on our virtual shareholder login site for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of our 2026 Annual Meeting.
Company Documents, Communications and Shareholder Proposals
14.
How can I view or request copies of our SEC filings and other documents?

You can visit our website to view our Governance Guidelines, Board committee charters and the Code. To view these documents, go to www.rmrgroup.com, click on “Investors & Media” and then click on “Corporate Governance.” To view our SEC filings and Forms 3, 4 and 5 filed by our Directors and executive officers, go to www.rmrgroup.com, click on “Investors & Media” and then click on “Financial Information.”

54 THE RMR GROUP INC.	2026 Proxy Statement

We will deliver free of charge, upon request, a copy of our Governance Guidelines, Board committee charters, Code or Annual Report to any shareholder requesting a copy. Requests should be directed to Investor Relations at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
15.
How can I communicate with our Directors?

Any shareholder or other interested person who wants to communicate with our Directors, individually or as a group, should write to the party for whom the communication is intended, c/o Secretary, The RMR Group Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or email secretary@rmrgroup.com. The communication will then be delivered to the appropriate party or parties.
16.
How do I submit a nomination or other proposal for action at the 2027 annual meeting of shareholders?

A nomination or other proposal for action to be presented by any shareholder at our 2027 annual meeting of shareholders must be submitted as follows:
•
For a proposal to be eligible to be included in the proxy statement pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received at our principal executive office by September 17, 2026.

•
For a nomination or proposal to be timely for purposes of Rule 14a-4(c)(1) under the Exchange Act, the proposal must be received by us no later than December 1, 2026.

•
For shareholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19, shareholders must provide notice to us no later than January 25, 2027, containing the information required by Rule 14a-19.

Proposals should be sent to our Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.
For additional information regarding how to submit a shareholder proposal, see page 10 of this Proxy Statement.

THE RMR GROUP INC.	2026 Proxy Statement 55

RELATED PERSON TRANSACTIONS
In this “Related Person Transactions” section, unless the context requires otherwise, references to “RMR Inc.,” “we,” “us” and “our” refer solely to The RMR Group Inc., a Maryland corporation, and not any of our subsidiaries. The description of agreements in this “Related Person Transactions” section do not purport to be complete and are subject to, and qualified in their entirety by, reference to the actual agreements, copies of certain of which are filed as exhibits to our Annual Report.
A “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the amount involved exceeds $120,000 and (iii) any related person had, has or will have a direct or indirect material interest.
A “related person” means any person who is, or at any time since October 1, 2024 was:
•
a Director, a nominee for Director or an executive officer of us;

•
known to us to be the beneficial owner of more than 5% of the outstanding Common Shares when a transaction in which such person had a direct or indirect material interest occurred or existed;

•
an immediate family member of any of the persons referenced in the preceding two bullets, which means any child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of any of the persons referenced in the preceding two bullets, and any person (other than a tenant or employee) sharing the household of any of the persons referenced in the preceding two bullets; or

•
a firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have adopted written Governance Guidelines that contain guidelines for the consideration and approval of any related person transactions. Under these Governance Guidelines, neither we nor any of our subsidiaries may enter into a transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction must be reviewed, authorized and approved or ratified by both (i) the affirmative vote of a majority of our Board and (ii) the affirmative vote of a majority of the Independent Directors (as such term is defined under Nasdaq rules). In determining whether to approve or ratify a transaction, our Board, or disinterested Directors or Independent Directors, as the case may be, must also act in accordance with any applicable provisions of our charter and Bylaws, consider all of the relevant facts and circumstances and approve only those transactions that they determine are fair and reasonable to us. All related person transactions described in Annex A to this Proxy Statement were reviewed and approved or ratified by a majority of the disinterested Directors or otherwise in accordance with our policies, as described above, and Maryland law. In the case of any transaction with us in which any other employee of us who is subject to the Code who has a direct or indirect material interest in the transaction, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested. Copies of our Governance Guidelines and the Code are available on our website, www.rmrgroup.com.
Certain related person transactions are set forth in Annex A to this Proxy Statement.

56 THE RMR GROUP INC.	2026 Proxy Statement

WARNING CONCERNING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws that are subject to risks and uncertainties. These statements may include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “opportunity”, “may”, “positioned”, “potential” and negatives or derivatives of these or similar expressions. These forward-looking statements include, among others, statements about: our business strategy; economic and industry conditions; the impact and opportunities for our and our clients’ businesses from business cycles in the U.S. real estate industry as well as economic and industry conditions, including interest rates; our belief that it is possible to grow real estate based businesses in selected property types or geographic areas despite national trends; our liquidity, including its sufficiency to pursue a range of capital allocation strategies and fund our operations and enhance our technology infrastructure and limit risk exposure; our future profitability; our sustainability practices; plans and strategies relating to corporate governance, executive compensation, director compensation, and human capital management; the goals, objectives and anticipated benefits of our executive compensation and director compensation programs; risk oversight; risk mitigation efforts; the anticipated roles and responsibilities of the Board’s committees; plans with respect to shareholder engagement and alignment, Board recruitment, selection and refreshment; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that we intend or believe will or may occur in the future.
Forward-looking statements reflect our current expectations, are based on judgments and assumptions, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from expected future results, performance or achievements expressed or implied in those forward-looking statements. These risks, uncertainties and other factors are not exhaustive and should be read in conjunction with other cautionary statements that are included in our periodic filings. The information contained in our filings with the SEC, including under the caption “Risk-Factors” and “Warning Concerning Forward-Looking Statements” in our periodic reports, or incorporated therein, identifies important factors that could cause differences from our forward-looking statements in this Proxy Statement. Our filings with the SEC are available on the SEC’s website at www.sec.gov. You should not place undue reliance upon our forward-looking statements. Except as required by law, we not intend to update or change any forward-looking statements as a result of new information, future events or otherwise. Links to websites included in this Proxy Statement are provided solely for convenience purposes. Content on the websites, including content on our Company website, is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

THE RMR GROUP INC.	2026 Proxy Statement 57

OTHER INFORMATION
At this time, we know of no other matters that will be brought before the meeting. If, however, other matters properly come before the meeting or any postponement or adjournment, the persons named in the accompanying proxy card intend to vote the shares for which they have been appointed or authorized as proxy in accordance with their discretion on such matters to the maximum extent that they are permitted to do so by applicable law.
Lindsey Getz
Executive Vice President, General Counsel and Secretary
Newton, Massachusetts
January 15, 2026

58 THE RMR GROUP INC.	2026 Proxy Statement

ANNEX A—CERTAIN RELATED PERSON TRANSACTIONS
We conduct substantially all of our business through our majority owned subsidiary, The RMR Group LLC (“RMR LLC”). We have no employees, and the personnel and various services we require to operate our business are or will be provided to us by RMR LLC. We serve as the managing member of RMR LLC and, as of January 8, 2026, we owned 16,058,177, class A membership units (“Class A Units”) of RMR LLC and 1,000,000 class B membership units of RMR LLC.
As described in “Ownership of Our Equity Securities” in this Proxy Statement and in the Schedule 13G/A filed on February 7, 2024 by ABP Trust and Adam Portnoy, Mr. Portnoy and ABP Trust, in effect, own in aggregate a combined direct and indirect 50.7% economic interest in RMR LLC and control 91.0% of the voting power of our outstanding Common Shares.
Through RMR LLC, we provide management services to four real estate investment trusts: Diversified Healthcare Trust (including its subsidiaries, “DHC”); Industrial Logistics Properties Trust (including its subsidiaries, “ILPT”); Office Properties Income Trust (including its subsidiaries, “OPI”); and Service Properties Trust (including its subsidiaries, “SVC,” and together with DHC, ILPT and OPI, the “Managed Equity REITs”).
Through our subsidiary, Tremont Realty Capital LLC (“Tremont”), an investment adviser registered with the Securities and Exchange Commission (“SEC”), we provide advisory services for a mortgage real estate investment trust, Seven Hills Realty Trust (“SEVN”). As of January 8, 2026, Tremont owned 20.3% of SEVN. The Managed Equity REITs and SEVN are collectively referred to as the Perpetual Capital clients.
Through RMR LLC, we provide management services to private capital vehicles, including ABP Trust, AlerisLife Inc., (including its subsidiaries, “AlerisLife”) Sonesta International Hotels Corporation (including its subsidiaries, “Sonesta”) and other private entities that own commercial and residential real estate, of which certain of our Managed Equity REITs and RMR LLC own minority equity interests. We refer to these private capital vehicles as the Private Capital clients.
Adam Portnoy is also the chair of the board of trustees and a managing trustee of each of the Managed Equity REITs and SEVN, and a director and the controlling shareholder of Sonesta (and its parent) and the sole director of AlerisLife. Mr. Jordan is a managing trustee of SEVN and was a managing trustee of ILPT until December 2025. Ms. Clark was a managing trustee of OPI and a director of Sonesta (and its parent) and previously served as the secretary of each Managed Equity REIT, SEVN, Sonesta and AlerisLife, in each case, until December 31, 2025. One of the executive officers of AlerisLife and one of the executive officers of Sonesta are officers or employees of RMR LLC. Our executive officers are also managing trustees of certain of the Perpetual Capital clients.
As of January 8, 2026, Adam Portnoy beneficially owned, in aggregate, 22.5% of SEVN’s outstanding common shares (including through Tremont and ABP Trust); 9.8% of DHC’s outstanding common shares (including through ABP Trust). In addition, Mr. Portnoy beneficially owns shares of ILPT, OPI and SVC comprising less than 5.0% of the outstanding shares of each of those respective companies.
The Managed Equity REITs and SEVN have no employees. RMR LLC provides or arranges for all the personnel, overhead and services required for the operation of the Managed Equity REITs pursuant to management agreements with them. All the officers of the Managed Equity REITs and ABP Trust are officers or employees of RMR LLC. All the officers, overhead and required office space of SEVN are provided or arranged by Tremont. All of SEVN’s officers are officers or employees of Tremont or RMR LLC.
Several of our clients have historical and ongoing material relationships with other of our clients and several of the independent trustees of our public clients also serve as independent trustees or previously served as independent directors of other of our public clients. For example, as of January 8, 2026 SVC owned approximately 34% of the outstanding shares of Sonesta’s parent, and DHC owns approximately 34% of the outstanding common stock of AlerisLife.
As of January 8, 2026, ILPT owned (i) a 22% equity interest in a joint venture and (ii) a 61% interest in a joint venture formed in February 2022 in connection with ILPT’s acquisition of Monmouth Real Estate Investment Corporation. Additionally, as of January 8, 2026, DHC owned (i) a 10% equity interest in a joint

THE RMR GROUP INC.	2026 Proxy Statement A-1

venture for a life sciences property located in Boston, Massachusetts and (ii) a 20% equity interest in a joint venture for 10 medical office and life science properties. We provide management services to each of these joint ventures. Sonesta manages the majority of SVC’s hotels, and most of the hotels Sonesta operates are owned by SVC. Prior to December 31, 2025 AlerisLife managed many of the senior living communities that DHC owns pursuant to long term agreements. On September 3, 2025, AlerisLife announced that it had entered into agreements to transition the management of its senior living communities to third party operators and expects to sell all of its assets and wind down its business and operations by June 30, 2026. RMR LLC will continue to provide management services through the wind down period.
Related Person Transactions
Management and Advisory Services
As a result of the relationships described in this “Related Person Transactions” section, the Managed Equity REITs, SEVN, AlerisLife, Sonesta and ABP Trust may be considered to be related persons of us. RMR LLC recognized management services, advisory services and reimbursable payroll and related cost revenues from these related parties for the fiscal year ended September 30, 2025 as set forth in the following table (dollars in thousands):
For the Fiscal Year Ended September 30, 2025
Perpetual Capital:
DHC	$133,971
ILPT	76,398
OPI	180,420
SVC	148,489
Total Managed Equity REITs	539,278
SEVN	10,658
549,936
Private Capital:
AlerisLife	5,720
Sonesta	9,314
RMR Residential	40,914
Other private entities	83,680
139,628
$689,564(1)

(1)
Includes reimbursable compensation and benefits (which include share awards by certain clients to our executive officers and other employees) totaling $84,852 and other reimbursable expenses totaling $422,009 for the fiscal year ended September 30, 2025.

Management Agreements with the Managed Equity REITs
RMR LLC is party to a business management agreement and a property management agreement with each Managed Equity REIT. Each business management agreement requires RMR LLC to use its reasonable best efforts to present the Managed Equity REIT with a continuing and suitable real estate investment program consistent with the REIT’s real estate investment policies and objectives. Each property management agreement requires RMR LLC to act as managing agent for each Managed Equity REIT’s properties and devote such time, attention and effort as may be appropriate to operate and manage the Managed Equity REIT’s properties in a diligent, orderly and efficient manner. On October 30, 2025, OPI and certain of its subsidiaries commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. In connection with the OPI chapter 11 cases, RMR LLC entered into a restructuring support agreement with OPI and certain of its lenders pursuant to which RMR LLC agreed to terms for a new management agreement and a new property management agreement

A-2 THE RMR GROUP INC.	2026 Proxy Statement

with OPI. The current management agreements between OPI and RMR LLC will remain in effect during the pendency of the OPI chapter 11 cases, and RMR LLC is continuing to manage OPI’s business in the ordinary course. For a description of the terms of the Managed Equity REITs’ management agreements of the and the terms of the amended OPI management agreements, please see “Business” and Note 2 to the Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2025.
Effective January 1, 2026, RMR LLC and SVC amended their business management agreement to replace the benchmark index used in the calculation of incentive business management fees. Pursuant to this amendment, for periods beginning on or after January 1, 2026, the MSCI U.S. REIT Diversified Index will be used to calculate benchmark returns per share for purposes of determining any incentive business management fee payable by SVC to RMR LLC, and for periods ending prior to January 1, 2026, the MSCI U.S. REIT/Hotel & Resort REIT Index will continue to be used.
Management Agreements with the Private Capital Clients
RMR LLC provides services and earns fees pursuant to management agreements with ABP Trust regarding AlerisLife; and with Sonesta. Under these agreements, RMR LLC provides services to these clients relating to, or assists them with, among other things, their compliance with various laws and rules applicable to them, capital markets and financing activities, maintenance of their properties, selection of new business sites and evaluation of other business opportunities, accounting and financial reporting, internal audit and general oversight of the company’s daily business activities, including legal and tax matters, insurance programs and management information systems. On September 3, 2025, AlerisLife announced that it had entered into agreements to transition the management of its senior living communities to third party operators and expects to sell all of its assets and wind down its business and operations by June 30, 2026. RMR LLC will continue to provide management services through the wind down period. For a description of the terms of management agreements, the services we provide to other Private Capital clients and the expected wind down of AlerisLife’s business, please see “Business”, Note 1 and Note 2 to the Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2025.
Management Agreements with Advisory Clients
Tremont is party to a management agreement with SEVN. Under SEVN’s management agreement, Tremont will implement the business strategies of SEVN subject to the oversight of SEVN’s board of trustees. Tremont is also responsible for SEVN’s day to day operations and to perform (or cause to be performed) corporate office functions for SEVN. For a description of the terms of this agreement, please see “Business” and Note 2 to the Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2025.
Reimbursable Compensation and Benefits
Reimbursable compensation and benefits include reimbursements, at cost, that arise primarily from services RMR LLC provides pursuant to its property management agreements, a significant portion of which are charged or passed through to and were paid by tenants of our clients. RMR LLC realized reimbursable compensation and benefits for the fiscal year ended September 30, 2025 of $78.0 million. Reimbursable compensation and benefits also include grants of common shares from our clients directly to certain of RMR LLC’s officers and employees in connection with the provision of management services to those clients. For the fiscal year ended September 30, 2025, we recognized $6.9 million for these equity based compensation expense and related reimbursements.
Other Reimbursable Expenses
Other reimbursable expenses include reimbursements that arise from services RMR LLC provides pursuant to its property management agreements, which include third party costs related to matters such as maintenance and repairs, security and cleaning services, a significant portion of which are charged or passed through to and were paid by tenants of our clients. RMR LLC recognized other reimbursable expenses for the fiscal year ended September 30, 2025 of $422.0 million.

THE RMR GROUP INC.	2026 Proxy Statement A-3

Share Awards by Our Public Clients
Our public clients annually award equity grants to certain of our Directors, officers and employees. During the fiscal year ended September 30, 2025, the compensation committees of the Managed Equity REITs, other than OPI, and SEVN awarded common shares directly to such persons in connection with their service as officers and employees of, or the provision of services to, those companies. Based on their grant date values, the aggregate value of such awards was as follows: $4,069,839 million from DHC; $2,379,989 million from ILPT; $4,082,323 million from SVC; and $1,653,248 million from SEVN. On occasion, our public clients have entered into arrangements with former employees of RMR LLC in connection with the termination of their employment with RMR LLC, providing for the acceleration of vesting of common shares previously awarded to them under the respective companies’ equity compensation plan.
The Up-C Transaction
In connection with the 2015 transaction by which, among other things, DHC, OPI, Select Income REIT (now part of OPI) and SVC, the four then existing Managed Equity REITs, acquired 15,000,000 Class A Common Shares (the “Up-C Transaction”) from us, we entered into a (i) registration rights agreement with ABP Trust pursuant to which we have granted ABP Trust certain demand and piggyback registration rights and (ii) a tax receivable agreement with ABP Trust. As of September 30, 2025, we had recorded a liability of $18.5 million payable to ABP Trust under the tax receivable agreement, which relates to our purchase of 15,000,000 class A membership units of RMR LLC in the Up-C Transaction. During the fiscal year ended September 30, 2025, we paid $2.4 million to ABP Trust pursuant to the tax receivable agreement.
We are also a party to the RMR LLC operating agreement which agreement governs the operations of RMR LLC and the rights and obligations of its members. Through our status as the managing member of RMR LLC, we exercise control over RMR LLC and are responsible for all operational and administrative decisions of RMR LLC and the day to day management of RMR LLC’s business. For additional information regarding the registration rights agreement, the tax receivable agreement and the RMR LLC operating agreement, please see Annex A to our proxy statement for our 2024 annual meeting of shareholders.
Leases
As of September 30, 2025, we leased from ABP Trust and certain Managed Equity REITs office space for use as our headquarters and local offices. During the fiscal year ended September 30, 2025, we incurred rental expense pursuant to these leases aggregating $5.7 million. Generally, the rents RMR LLC pays the Managed Equity REITs were set at the average building rent for third party tenants in the same buildings at the time the leases were entered and the leases were approved by the independent trustees of the applicable Managed Equity REIT. The rents RMR LLC pays to ABP Trust were set based upon a survey of comparable market rents at the time the leases were entered. These leases have various termination dates and many have renewal options. Some of these leases are terminable on 30 days’ notice and many allow RMR LLC to terminate early if RMR LLC’s management agreements applicable to the buildings in which RMR leases space are terminated.
SEVN Rights Offering
On October 30, 2025, SEVN announced its intent to commence a transferable rights offering (the “Rights Offering”) to raise gross proceeds of up to $65.0 million. We, through Tremont, agreed, pursuant to a backstop agreement, to participate in the Rights Offering by committing to (i) exercise our pro rata subscription rights based on our 11.3% ownership in SEVN and (ii) provide a backstop for the Rights Offering whereby we would purchase any additional SEVN common shares not otherwise sold in the Rights Offering, subject to the terms and conditions of the backstop agreement (the “Backstop Commitment”). Through the exercise of their respective basic subscription rights, Tremont purchased 854,029 SEVN common shares, Adam Portnoy purchased 109,669 SEVN common shares and ABP Trust purchased 58,266 SEVN common shares on December 4, 2025 in the Rights Offering. On December 11, 2025, pursuant to the Backstop Commitment, Tremont purchased 2,015,748 SEVN common shares that remained unsubscribed upon expiration of the Rights Offering. As of January 8, 2026, Tremont owned 4,577,835 SEVN common shares, or 20.3% of SEVN’s outstanding common shares.

A-4 THE RMR GROUP INC.	2026 Proxy Statement

Sale of Loans
On November 10, 2025 we sold our two floating rate first mortgage loans secured by hotel and industrial properties in Revere, MA and Wayne, PA, respectively, for gross proceeds, excluding closing costs, of $61.7 million to SEVN.
Other
We entered into retirement agreements with certain of our former officers in connection with their retirements. Pursuant to these agreements, we made various cash payments and accelerated the vesting of unvested shares of RMR Inc. previously awarded to these retiring officers. We also enter into separation arrangements from time to time with other nonexecutive officers and employees of ours. For the fiscal year ended September 30, 2025, we recognized separation costs of $7.1 million in connection with the resignations and retirements of our executive officers.
We, DHC, ILPT, OPI, SVC and SEVN participate in a combined directors’ and officers’ liability insurance policy for primary coverage, including errors and omissions coverage for RMR LLC. We paid a premium of $0.1 million for this coverage for the policy years ending September 30, 2023, 2024 and 2025.
Pursuant to RMR LLC’s management agreements with our clients, RMR LLC may from time to time negotiate on behalf of such entities with certain third party vendors and suppliers for the procurement of services to them. As part of this arrangement, these entities may enter agreements with RMR LLC and our clients for the purpose of obtaining more favorable terms from such vendors and suppliers.
We and our public clients have in the past held, and likely will in the future hold, business meetings at Sonesta operated hotels from time to time, and the directors, trustees, officers and employees of us and our public clients have in the past stayed, and are likely in the future to stay, overnight at Sonesta operated hotels when traveling for business. The applicable company pays Sonesta for the use of meeting space and related services and pays Sonesta or reimburses its directors, trustees, officers or employees for the costs of these hotel stays.
For more information about related person transactions, please see the proxy statements and periodic reports filed with the SEC by our public clients, i.e., DHC, ILPT, OPI, SVC, and SEVN. These SEC filed proxy statements and periodic reports are available at www.sec.gov. Those documents are not incorporated by reference into this Proxy Statement. Also, please see Note 10, Related Person Transactions, included in the audited consolidated financial statements included in our Annual Report for additional information regarding related party transactions for the fiscal year ended September 30, 2025.

THE RMR GROUP INC.	2026 Proxy Statement A-5

THANK YOU
Thank you for being a shareholder of The RMR Group Inc.

INVESTOR RELATIONSTHE RMR GROUP INC.255 WASHINGTON STREET, SUITE 300NEWTON, MASSACHUSETTS 02458 SCAN TOVIEW MATERIALS & VOTE AUTHORIZE YOUR PROXY BY INTERNETBefore the meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the internet to transmit your voting instructions and for electronic delivery of information upuntil 11:59 p.m., Eastern Time, on March 25, 2026. Have your proxy card in hand when you accessthe website and follow the instructions to obtain your records and to submit your voting instructions.AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time,on March 25, 2026. Have your proxy card in hand when you call and then follow the instructions.If the meeting is postponed or adjourned, the above times will be extended to 11:59 p.m.,Eastern Time, on the day before the reconvened meeting.AUTHORIZE YOUR PROXY BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have providedor return it to The RMR Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.VOTE BY VIRTUALLY ATTENDING THE MEETINGYou must register in advance to attend the meeting by visiting the "Attend a Meeting"
link atwww.proxyvote.com. During the meeting - Go to https://www.virtualshareholdermeeting.com/RMR2026You may attend the meeting via the internet and vote during the meeting. Have your proxy card inhand when you access the website and follow the instructions provided on the website. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V82431-P42221 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE RMR GROUP INC. For All Withhold All For AllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors Recommends a Vote FOR ALL Nominees for Director in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors. 01) Matthew P. Jordan 02) Ann Logan 03) Rosen Plevneliev 04) Adam Portnoy 05) Jonathan Veitch 06) Walter C. Watkins, Jr. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES FORDIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISEREPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT ORADJOURNMENT THEREOF.3. Ratification of the appointment of Deloitte & Touche LLP as independent auditors to serve for the 2026 fiscal year.2. Advisory vote to approve executive compensation.(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, pleasegive full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If apartnership, please sign in partnership name by authorized person indicating title.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

THE RMR GROUP INC.ANNUAL MEETING OF SHAREHOLDERSMarch 26, 2026, 9:30 a.m., Eastern TimeVirtually via the Internet athttps://www.virtualshareholdermeeting.com/RMR2026Please see the Proxy Statement for attendance instructions. The 2026 Annual Meeting of Shareholders of The RMR Group Inc. will address the following items of business: 1. Election of the Directors named in the Proxy Statement to the Company's Board of Directors; 2. Advisory vote to approve executive compensation; 3. Ratification of the appointment of Deloitte & Touche LLP as independent auditors to serve for the 2026 fiscal year; and 4. Transaction of such other business as may properly come before the meeting and at any postponements or adjournments of the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. V82432-P42221 THE RMR GROUP INC. ANNUAL MEETING OF SHAREHOLDERS March 26, 2026, 9:30 a.m., Eastern Time Proxy Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the 2026 Annual Meeting of Shareholders of The RMR Group Inc. (the "Company"), including the Company’s Notice of Annual Meeting, Proxy Statement and Annual Report, are available on the internet. To view the proxy materials or authorize your proxy by Internet, by telephone or by mail, please follow the instructions on the reverse side hereof.This proxy is solicited on behalf of the Board of Directors of The RMR Group Inc.The undersigned shareholder of the Company hereby appoints Matthew P. Jordan and Adam Portnoy, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the 2026 Annual Meeting of Shareholders of the Company to be held on March 26, 2026, at 9:30 a.m., Eastern Time, virtually via the internet at https://www.virtualshareholdermeeting.com/RMR2026, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Annual Report and the Proxy Statement, which includes the Notice of 2026 Annual Meeting of Shareholders, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. ADDITIONALLY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.See reverse for instructions on how to authorize a proxy.